UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BROADRIDGE FINANCIAL SOLUTIONS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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# Notice of 2015 Annual Meeting and Proxy Statement

Broadridge®

5 Dakota Drive

Lake Success, New York 11042

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc. Our 2015 Annual Meeting will be held on Thursday, November 12, 2015, at 10:00 a.m. Eastern Time. We are very pleased to note that this year’s annual meeting will be our seventh completely virtual meeting of stockholders. You will be able to attend the 2015 Annual Meeting, vote, and submit your questions during the meeting via the Internet by visiting broadridge.onlineshareholdermeeting.com.

At the meeting, our stockholders will elect our Board of Directors and conduct several other important items of business, and I will report on our fiscal year 2015 financial performance. I will also answer questions from our stockholders.

Whether or not you plan to attend the 2015 Annual Meeting, please read our 2015 Proxy Statement for important information on each of the proposals, and our practices in the areas of corporate governance and executive compensation. Our 2015 Annual Report contains information about Broadridge and our financial performance.

Please provide your voting instructions by the Internet, telephone, or by returning a proxy card or voting instruction form. Your vote is important to us and our business and we strongly urge you to cast your vote.

I am very much looking forward to our 2015 Annual Meeting of Stockholders.

Sincerely,

Richard J. Daly

President and Chief Executive Officer

Lake Success, New York

October 2, 2015

5 Dakota Drive

Lake Success, New York 11042

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc., a Delaware corporation, will be held on Thursday, November 12, 2015, at 10:00 a.m. Eastern Time. You can attend the 2015 Annual Meeting online, vote your shares electronically and submit questions during the meeting, by visiting broadridge.onlineshareholdermeeting.com. Be sure to have the control number we have provided to you to join the meeting. At the meeting, stockholders will be asked to:

•	elect nine directors to hold office until the 2016 annual meeting of stockholders and until their successors are duly elected and qualified,

•	hold an advisory vote to approve the compensation of our Named Executive Officers (the Say on Pay Vote),

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2016, and

•	transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on September 21, 2015, are entitled to notice of, and to vote at, the 2015 Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2015 Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 5 Dakota Drive, Lake Success, New York 11042, and electronically during the 2015 Annual Meeting at broadridge.onlineshareholdermeeting.com when you enter the control number we have provided to you.

As permitted by the rules of the Securities and Exchange Commission, we are pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of our annual meeting, and conserves natural resources. On or about October 2, 2015, we mailed our stockholders a Notice containing instructions on how to access our 2015 Proxy Statement and 2015 Annual Report and vote online. The Notice also included instructions on how you can receive a paper copy of the proxy materials. If you received your proxy materials by mail, the 2015 Proxy Statement, 2015 Annual Report, and proxy card were enclosed. If you received your proxy materials via e-mail, the e-mail contained voting instructions and links to the 2015 Proxy Statement and 2015 Annual Report on the Internet.

We encourage you to vote at your earliest convenience, by one of the following means before the Annual Meeting:

•	By visiting www.proxyvote.com on the Internet through your computer or mobile device,

•	By calling 1-800-690-6903, or

•	By signing, dating and returning your proxy card or voting instruction form if you received your proxy materials by mail

You may also vote during the Annual Meeting via the Internet by visiting broadridge.onlineshareholdermeeting.com and following the instructions. Please vote as soon as possible to record your vote promptly, even if you plan to attend the 2015 Annual Meeting.

By Order of the Board of Directors,

Adam D. Amsterdam

Secretary

Lake Success, New York

October 2, 2015

-i-

-ii-

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 12, 2015

This Proxy Statement is furnished to the stockholders of Broadridge Financial Solutions, Inc. (the “Company” or “Broadridge”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) for use at the 2015 Annual Meeting of Stockholders of the Company (the “2015 Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

Annual Meeting of Stockholders

• Time and Date	10:00 a.m. Eastern Time, November 12, 2015

• Attend Meeting via Internet	broadridge.onlineshareholdermeeting.com

• Record Date	September 21, 2015

• Voting	Stockholders as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each Director nominee and one vote for each of the other proposals. There is no cumulative voting.

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

• Proposal 1:	To elect the directors nominated by our Board of Directors and named in this Proxy Statement	Page 9

• Proposal 2:	To hold an advisory vote to approve the compensation of our Named Executive Officers (the Say on Pay Vote)	Page 33

• Proposal 3:	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2016	Page 72

• Such other business as may properly come before the Meeting and any adjournment or postponement thereof

We do not expect any other items of business to be brought before the Annual Meeting because the deadlines for stockholder proposals and director nominations have already passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to the persons named on the proxy card to vote your shares with respect to any other matters that might be brought before the Meeting. Those persons intend to vote the proxy in accordance with their best judgment.

When will the Annual Meeting take place?

The 2015 Annual Meeting of Stockholders will take place on Thursday, November 12, 2015, at 10:00 a.m. Eastern Time. The Annual Meeting will be a completely virtual meeting. You will be able to attend, vote, and submit questions during the Meeting via the Internet by visiting broadridge.onlineshareholdermeeting.com.

How does the Board of Directors recommend that I vote?

•	FOR the election of the nine directors nominated by our Board of Directors and named in this Proxy Statement;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (the Say on Pay Vote); and

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2016.

Who may vote at the Annual Meeting?

Holders of our common stock at the close of business on September 21, 2015 (the “Record Date”) may vote at the Annual Meeting. We refer to the holders of our common stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.

Stockholders at the close of business on the Record Date may examine a list of all stockholders as of the Record Date for any purpose germane to the Annual Meeting for 10 days preceding the Annual Meeting, at our offices in Lake Success, New York, and electronically during the Annual Meeting at broadridge.onlineshareholdermeeting.com when you enter the control number we have provided to you.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record.    You are a stockholder of record or registered stockholder if, at the close of business on the Record Date, your shares were registered directly in your name with Broadridge Corporate Issuer Solutions, Inc., our transfer agent.

Beneficial Owner.    You are a beneficial owner, if at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals in this Proxy Statement, but not all. Please see the section titled What if I submit a proxy, but do not specify how my shares are to be voted? for additional information.

What do I need to do to attend the Annual Meeting on the Internet?

Broadridge will be hosting the 2015 Annual Meeting via the Internet. A summary of the information you need to attend the Meeting online is provided below:

•	Any stockholder can attend the 2015 Annual Meeting via the Internet at broadridge.onlineshareholdermeeting.com

•	We encourage you to access the Meeting online prior to its start time

•	The Meeting starts at 10:00 a.m. Eastern Time

•	Stockholders may vote and submit questions while attending the 2015 Annual Meeting on the Internet

•	Please have the control number we have provided to you to join the 2015 Annual Meeting

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at broadridge.onlineshareholdermeeting.com

•	Questions regarding how to attend and participate via the Internet will be answered by calling 1-855-449-0991 on the day before the 2015 Annual Meeting and the day of the Meeting

•	A replay of the 2015 Annual Meeting will be available on our website through November 12, 2016

If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?

Yes. Stockholders unable to access the Annual Meeting on the Internet will be able to call 1-877-328-2502 and listen to the Meeting if they provide their control number. Although stockholders accessing the Annual Meeting by the telephone will be able to listen to the Meeting and may ask questions during the Meeting, you will not be considered present at the Annual Meeting and will not be able to vote unless you also attend the Meeting via the Internet.

Why did I receive a Notice in the mail regarding the Internet Availability of Proxy Materials instead of a full set of printed proxy materials?

Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are making this Proxy Statement available to our stockholders primarily via the Internet (“Notice and Access”). On or about October 2, 2015, we will mail the Notice regarding the Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to stockholders of our common stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this Proxy Statement and our 2015 annual report to stockholders (the “Annual Report”). The Notice also contains instructions on how to request a paper copy of the proxy materials. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Can I vote my shares by filling out and returning the Notice regarding the Internet Availability of Proxy Materials?

No. The Notice of Internet Availability only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, please see the section titled How do I vote my shares and what are the voting deadlines?

Why didn’t I receive a Notice in the mail regarding the Internet Availability of the Proxy Materials?

We are providing some of our stockholders, including stockholders who have previously asked to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice of Internet Availability. In addition, we are providing the proxy materials by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

Can I choose to receive future proxy materials by e-mail?

Yes. If you receive your proxy materials by mail, we encourage you to elect to receive future copies of proxy statements and annual reports by e-mail. To enroll in the online program, go to https://enroll.icsdelivery.com/br and follow the enrollment instructions that apply depending on whether you are a stockholder of record (or registered stockholder) or beneficial owner of Broadridge stock. Upon completion of enrollment, you will receive an e-mail confirming the election to use the electronic delivery services. The enrollment in the online program will remain in effect for as long as your account is active or until enrollment is cancelled. Enrolling to receive proxy materials online will save Broadridge the cost of printing and mailing documents, as well as help preserve our natural resources.

How do I vote my shares and what are the voting deadlines?

Stockholders of Record.  If you are a stockholder of record, there are several ways for you to vote your shares:

•	By Internet Before the Meeting Date: Go to www.proxyvote.com and vote until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions on the website.

•	By Telephone: Call 1-800-690-6903 to vote by telephone until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•	By Mail: If you received paper copies in the mail of the proxy materials and proxy card, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

•	By Internet During the Annual Meeting: You may attend the Annual Meeting on Thursday, November 12, 2015, at 10:00 a.m. Eastern Time via the Internet at broadridge.onlineshareholdermeeting.com and vote during the Annual Meeting using the control number we have provided to you.

Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or vote by Internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the Meeting.

Beneficial Owners.  If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or the voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. Notice and Access delivery of the proxy materials, and Internet and/or telephone voting, also will be offered to stockholders owning shares through most banks and brokers.

You may also attend the Annual Meeting on Thursday, November 12, 2015, at 10:00 a.m. Eastern Time via the Internet at broadridge.onlineshareholdermeeting.com and vote during the Annual Meeting.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record.  If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	Signing and returning a new proxy card with a later date;

•	Submitting a later-dated vote by telephone or the Internet at www.proxyvote.com, since only your latest telephone or Internet vote received by 11:59 p.m. Eastern Time on November 11, 2015 will be counted;

•	Delivering a timely written revocation to our Corporate Secretary at 5 Dakota Drive, Lake Success, NY 11042, before the Annual Meeting; or

•	Attending the Annual Meeting via the Internet at broadridge.onlineshareholdermeeting.com and vote again.

Beneficial Owners.  If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote. Alternatively, you may attend the Annual Meeting via the Internet at broadridge.onlineshareholdermeeting.com and vote again.

What will happen if I do not vote my shares?

Stockholders of Record.  If you are the stockholder of record of your shares and you do not vote by telephone or mail, or via the Internet before or during the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners.  If you are the beneficial owner of your shares and you do not instruct your broker or other nominee how to vote your shares, your broker or nominee may exercise its discretion to vote on some proposals at the Annual Meeting, but not all. Under the rules of the New York Stock Exchange (the “NYSE”), your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1 and 2. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3.

What if I submit a proxy, but do not specify how my shares are to be voted?

Stockholders of Record.  If you are a stockholder of record and you submit a proxy card, but you do not provide voting instructions on the card, your shares will be voted:

•	FOR the election of the nine directors nominated by our Board of Directors and named in this Proxy Statement;

•	FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers (Say on Pay Vote);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2016; and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners.  If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or nominee will determine if it has the discretionary authority to vote on your behalf. Under the NYSE’s rules, brokers and nominees have the discretion to vote on routine matters such as Proposal 3, but do not have discretion to vote on non-routine matters such as Proposals 1 and 2. Therefore, if you do not provide voting instructions to your broker or nominee, your broker or nominee may only vote your shares on Proposal 3 and any other routine matters properly presented for a vote at the Annual Meeting.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least 10 days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares.

Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted as votes cast at the Meeting. Therefore, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on any of the proposals to be considered at the Annual Meeting.

How many shares must be present or represented to conduct business at the Annual Meeting?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date is represented at the Annual Meeting either in person or by proxy. On September 21, 2015, there were 118,274,306 shares of common stock outstanding and entitled to vote (excluding 36,186,821 treasury shares not entitled to vote).

Your shares will be counted towards the quorum if you vote by mail, by telephone, or via the Internet either before or during the Annual Meeting. Abstentions and broker non-votes also will count towards the quorum requirement. If a quorum is not met, a majority of the shares present at the Annual Meeting may adjourn the Meeting to a later date.

What vote is required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed
1 – Election of nine directors	Majority of the Votes Cast for each Director Nominee (the number of votes cast FOR the nominee’s election exceeds the number of votes cast AGAINST the nominee’s election)	No
2 – Approval, on an advisory basis, of the compensation of our Named Executive Officers	Majority of the Votes Cast	No
3 – Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the fiscal year ending June 30, 2016	Majority of the Votes Cast	Yes

With respect to all Proposals, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of the Proposals, the vote is not considered cast and, as a result, it will have no effect on the outcome of the vote on any matter.

Can I confirm that my vote was cast in accordance with my instructions?

Stockholders of Record.  Our stockholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance standards and an important means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on October 29, 2015, with the final vote tabulation available through January 13, 2016. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the control number we have provided to you and receive confirmation on how your vote was cast.

Beneficial Owners.  If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

What is householding?

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Broadridge stock but sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a stockholder of record and would like to have separate copies of the Notice of Internet Availability or proxy materials mailed to you in the future, you must submit a request to opt out of householding in writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-800-542-1061, and we will cease householding all such documents within 30 days.

If you are a beneficial owner, information regarding householding of proxy materials should have been forwarded to you by your bank or broker.

However, please note that if you want to receive a paper proxy card or vote instruction form or other proxy materials for purposes of the 2015 Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you.

Who will count the votes?

We have retained independent inspectors of election who will count the shares voted including shares voted during the Annual Meeting and will certify the election results.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled or adjourned Annual Meeting. You will still be able to change or revoke your proxy until the rescheduled or adjourned Annual Meeting.

Who is paying for the costs of this proxy solicitation?

Your proxy is being solicited by and on behalf of the Board of Directors of the Company. The expense of preparing, printing and providing this proxy solicitation will be borne by the Company. The Company may retain D.F. King & Co. to assist with the solicitation of proxies for a fee estimated not to exceed $20,000 plus reimbursement of reasonable out-of-pocket expenses. Also, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed by the Company for reasonable out-of-pocket expenses in connection with such solicitation. In accordance with the regulations of the SEC, banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company, as necessary, for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of common stock.

Copies of the proxy materials will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

PROPOSAL 1—ELECTION OF DIRECTORS

At the 2015 Annual Meeting, nine directors are to be elected, each of whom will serve until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Board has nominated the following individuals to serve as members of the Board of Directors: Leslie A. Brun, Richard J. Daly, Robert N. Duelks, Richard J. Haviland, Brett A. Keller, Stuart R. Levine, Maura A. Markus, Thomas J. Perna, and Alan J. Weber.

Each of the nominees currently serves on the Board and was elected by the stockholders at the 2014 Annual Meeting with the exception of Mr. Keller, who was appointed at a meeting of the Board of Directors in May 2015. Each nominee has consented to be nominated and to serve, if elected.

Nominee Qualifications

Under the Company’s Corporate Governance Principles, a majority of the Board must be comprised of directors who are independent based on the rules of the NYSE. The NYSE rules provide that the Board is required to affirmatively determine which directors are independent and to disclose such determination for each annual meeting of stockholders. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. In its review of director independence, the Board of Directors considers all relevant facts and circumstances, including without limitation, all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company in conjunction with the Corporate Governance Principles and Section 303A of the NYSE’s Listed Company Manual (the “NYSE Listing Standards”).

On August 6, 2015, the Board reviewed each director’s relationship with us and affirmatively determined that all of the directors, other than Mr. Daly, are independent under the NYSE Listing Standards. Mr. Daly was determined to be not independent because he is our President and Chief Executive Officer.

The Governance and Nominating Committee seeks directors with established strong professional reputations and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries that Broadridge serves. Broadridge is a leading global provider of investor communications and technology-driven solutions to the financial services industry. Our systems and services include three core solutions: Technology and Operations, Communications, and Data and Analytics solutions. With over 50 years of experience, we provide financial services firms with advanced, dependable, scalable and cost-effective integrated systems. We serve a large and diverse client base in the financial services industry including retail and institutional brokerage firms, global banks, mutual funds, annuity companies, institutional investors, specialty trading firms, clearing firms, third party administrators, hedge funds, and financial advisors. We also provide services to corporate issuers.

Our directors’ skills, expertise, background and experiences encompass the areas of banking and financial services, information processing services, technology services, and providers of services to the financial services industry, all of which are areas important to our Company’s businesses and strategy.

The biographies of the director nominees are set forth below. They contain information regarding the individual’s service as a director of the Company, business experience, director positions held currently or any time in the past five years, and the experiences, qualifications, attributes or skills that caused the Board to determine that such individual should serve as a director of the Company. Each of the nominees for election as a director at the 2015 Annual Meeting holds or has held senior executive positions in large, complex organizations, and most hold or have held the role of chief executive officer. This experience demonstrates their ability to perform at the highest levels. In these positions, they have gained experience in core business skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, leadership development, and marketing. This experience enables them to provide sound judgment concerning the issues facing a large corporation in today’s environment, provide oversight of these areas at the Company and evaluate our performance.

The Governance and Nominating Committee also believes that each of the nominees has other key attributes that are important to an effective board: wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, and a willingness to commit time and energy. The Governance and Nominating Committee takes diversity into account in determining the Company’s slate of nominees and believes that, as a group, the directors bring a diverse range of perspectives to the Board’s deliberations.

In addition to the above, the Governance and Nominating Committee also considered the specific experience described in the biographical details that follow in determining to nominate the individuals set forth below for election as directors. For more information on the process undertaken by the Governance and Nominating Committee in recommending qualified director candidates to the Board, see the “Corporate Governance—Nomination Process” section of this Proxy Statement.

Information About the Nominees

Leslie A. Brun, age 63, has served as Chairman of the Board since 2011 and has been a member of our Board of Directors since 2007. Independent Chairman

Mr. Brun has been the Chairman and Chief Executive Officer of Sarr Group, LLC, an investment holding company that manages his family investments, since 2006. He was formerly Managing Director and head of Investor Relations at CCMP Capital, a global private equity firm. He is also the founder and Chairman Emeritus of Hamilton Lane, a provider of asset management services for which he served as Chief Executive Officer and Chairman from 1991 until 2005. From 1988 to 1991, he was Managing Director and co-founder of the investment banking group of Fidelity Bank in Philadelphia. Mr. Brun has served as a director of Automatic Data Processing, Inc. (“ADP”), a provider of business outsourcing solutions and our former parent company, since 2003, and as ADP’s Chairman of the Board since 2007. He has notified the Board of ADP that he will not seek re-election at the company’s annual meeting in November 2015. He has served as a director of Merck & Co., Inc., a health care company, since 2009. Since September 2014, Mr. Brun has served as the Non-Executive Chairman of CDK Global, Inc., a global provider of integrated technology solutions to the information technology and marketing/advertising markets of the automotive retail industry. In September 2015, he was elected to the Board of Directors of HP Enterprise Company, currently a wholly-owned subsidiary of Hewlett Packard Company, which will be an independent public company following its separation from Hewlett Packard Company in November 2015. He is also a director of NXT Capital, Inc., a private company. Mr. Brun was elected to the Board of Trustees of Widener University in 2014, and is a former trustee of the University at Buffalo Foundation, Inc. and The Episcopal Academy in Merion, Pennsylvania.

Specific experience, qualifications, attributes or skills:

•	Extensive finance, management, investment banking, commercial banking, and financial advisory experience

•	Operating and management experience, including as chief executive officer of an investment holding company

•	Public company directorship and committee experience

Richard J. Daly, age 62, is our President and Chief Executive Officer and has been a member of our Board of Directors since 2007. Management

In addition to serving as our Chief Executive Officer, a role he has held since we became an independent company in 2007, Mr. Daly was appointed President of Broadridge in 2014. Prior to the 2007 spin-off of Broadridge from ADP, Mr. Daly served as Group President of the Brokerage Services Group of ADP, as a member of the Executive Committee and a Corporate Officer of ADP since June 1996. In his role as President, he shared the responsibility of running the Brokerage Services Group with John Hogan and was directly responsible for our Investor Communication Solutions business. Mr. Daly joined ADP in 1989, as Senior Vice President of the Brokerage Services Group, following the acquisition by ADP of the proxy services business he founded. Mr. Daly is a member of the board of The ADT Corporation, a public company, and is a member of the Advisory Board of the National Association of Corporate Directors (the “NACD”).

Specific experience, qualifications, attributes or skills:

•	Chief Executive Officer’s unique perspective and insights into the Company, including its businesses, relationships, competitive and financial positioning, senior leadership and strategic opportunities and challenges

•	Operating, business and management experience at a major global company as president of the Company’s predecessor business

•	Founder of the Investor Communication Solutions business, the Company’s largest business

•	Public company directorship and committee experience

•	Core business skills

Robert N. Duelks, age 60, is a member of the Audit Committee and the Compensation Committee. Mr. Duelks has been a member of our Board of Directors since 2009. Independent Director

Mr. Duelks served for 27 years in various capacities at Accenture plc. Throughout his tenure at Accenture, Mr. Duelks held multiple roles and had responsibilities including and ranging from local client service, regional operations management to management of global offerings. While at Accenture, he served on multiple leadership committees including the Board of Partners, the Management Committee and the Executive and Operating Committee for the Global Financial Services Operating Group. Mr. Duelks serves as an advisor to the senior executives of Tree Zero, a manufacturer of 100% tree free paper products. He is the former Chairman and a current member of the Board of Trustees of Gettysburg College, and previously served as a member of the Advisory Board for the Business School at Rutgers University.

Specific experience, qualifications, attributes or skills:

•	Extensive experience in the management and operation of a technology and consulting services business

•	Core business skills

Richard J. Haviland, age 69, is the Chair and a member of the Audit Committee and a member of the Governance and Nominating Committee. He has been a member of our Board of Directors since 2007.

Independent Director

Mr. Haviland served for 20 years in various executive and financial positions at ADP, most recently as its Chief Financial Officer and a member of its Executive Committee, retiring from ADP in 2001. His experience prior to ADP includes 11 years in the auditing and assurance practice of Touche Ross & Co., a predecessor firm of Deloitte & Touche LLP, a public accounting firm. Mr. Haviland is a former director of Bisys Group, Inc., a provider of outsourcing services to the financial services industry, where he served from 2004 until it was acquired in 2007.

Specific experience, qualifications, attributes or skills:

•	Significant experience in all areas of public company financial management, including as chief financial officer of a major global company

•	Expertise in finance, financial reporting, compliance and controls

•	Experience in an information processing services business

•	Public company directorship and committee experience

Brett A. Keller, age 47, is a member of the Audit Committee. He was appointed as a member of our Board of Directors in 2015. Independent Director

Mr. Keller is the Chief Marketing Officer of Priceline.com, a global online travel services company, a position he has held since 2002. As Chief Marketing Officer, he oversees all global and strategic branding, marketing, distribution, product development and customer led data initiatives for the Company. Prior to joining Priceline.com in 1999, Mr. Keller served as a director of online travel services for Cendant Corporation, a consumer services holding company. Mr. Keller sits on the National Advisory Council for the Marriott School of Management at Brigham Young University.

Specific experience, qualifications, attributes or skills:

•	Extensive experience in global consumer marketing, including branding, communications, online merchandising, and scaled consumer acquisition

•	Digital industry knowledge, including significant management of search engine marketing (SEM), search engine optimization (SEO), social media, affiliate, user interface and user experience design development, and programmatic disciplines

•	Broad operational and management experience

Stuart R. Levine, age 68, is the Chair and a member of the Governance and Nominating Committee and a member of the Audit Committee. He has been a member of our Board of Directors since 2007.

Independent Director

Mr. Levine is the founder, and has served as the Chairman and Chief Executive Officer of Stuart Levine and Associates LLC, an international management consulting and leadership development company, since 1996. He is the Lead Director of J. D’Addario & Company, Inc., a private manufacturer of musical instrument accessories, and also serves on the board of North Shore-Long Island Jewish Health System. In addition, Mr. Levine is the bestselling author of “The Leader in You” (Simon & Schuster 2004), “The Six Fundamentals of Success” (Doubleday 2004) and “Cut to the Chase” (Doubleday 2007). In 2011, Mr. Levine was recognized as one of the top 100 directors in the United States (“U.S.”) by the NACD and was designated as one of 17 Governance Fellows by the NACD as a Board Leadership Fellow. He is the former Lead Director of Gentiva Health Services, Inc., a provider of home healthcare services, where he served from 2000 to 2009. He also served as a director of European American Bank from 1995 to 2001 and The Olsten Corporation, a provider of staffing solutions, from 1994 to 2000. From 1992 to 1996, he was Chief Executive Officer of Dale Carnegie & Associates, Inc., a provider of leadership, communication and sales skills training. Mr. Levine is a former Chairman of Dowling College as well as a former Member of the New York State Assembly.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer of a global client services business

•	Public company directorship and committee experience

•	Frequent panel chair and participant in director education programs sponsored by the NACD

Maura A. Markus, age 57, is a member of the Audit Committee and the Compensation Committee. She has been a member of our Board of Directors since 2013. Independent Director

Ms. Markus is the former President and Chief Operating Officer of Bank of the West, a role she held from 2010 through 2014. She is also a former member of the Board of Directors of Bank of the West and BancWest Corporation, and the Bank’s Executive Management Committee. Before joining Bank of the West, Ms. Markus was a 22-year veteran of Citigroup, having most recently served as Head of International Retail Banking in Citi’s Global Consumer Group. She held a number of additional domestic and international management positions including President, Citibank North America from 2000 to 2007. In this position, she also served as Chairman of Citibank West. Ms. Markus also served as Citi’s European Sales and Marketing Director in Brussels, Belgium, and as President of Citi’s consumer business in Greece. Ms. Markus is a former member of The Financial Services Roundtable. Among her numerous community interests, she is a board member of Catholic Charities CYO of San Francisco, and is a member of Year Up Bay Area’s Talent and Opportunity Board. In addition, Ms. Markus serves as a trustee for the College of Mount Saint Vincent in New York.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief operating officer of a large financial services company

•	Extensive experience in the financial services industry, including as a senior executive of a major global financial institution

Thomas J. Perna, age 64, is a member of the Audit Committee and the Governance and Nominating Committee. He has been a member of our Board of Directors since 2009. Independent Director

Mr. Perna is the Chairman of the Board of Trustees of the Pioneer Mutual Fund Group. Prior to his appointment as Chairman, he served as a member of the Board of Trustees of the Pioneer Funds from 2006, overseeing approximately 57 open-end and closed-end investment companies in a mutual fund complex. He is the former Chairman and Chief Executive Officer of Quadriserv, Inc., a company that provides technology products for the securities lending industry. Mr. Perna served as Chief Executive Officer of Quadriserv, Inc. from 2008 to 2014. Prior to joining Quadriserv, Inc. in 2005, Mr. Perna served as Senior Executive Vice President of The Bank of New York, now known as The Bank of New York Mellon, in its Financial Institutions Banking, Asset Servicing and Broker Dealer Services sectors. In this role, he was responsible for over 6,000 employees globally. Mr. Perna joined The Bank of New York in 1986. Mr. Perna also serves as a Commissioner on the New Jersey Civil Service Commission, a position he has held since March 2011, and is a member of a number of banking and securities industry associations. Mr. Perna previously served on the Board of Directors of the Depository Trust & Clearing Corporation (DTCC), Euroclear Bank S.A., Euroclear Clearance System PLC and Omgeo PLC.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer of a provider of technology products to the securities industry

•	Experience in management of a global financial services firm

•	Core business skills

Alan J. Weber, age 66, is the Chair and a member of the Compensation Committee and a member of the Audit Committee. He has been a member of our Board of Directors since 2007. Independent Director

Mr. Weber has served as the Chief Executive Officer of Weber Group LLC, a private investment firm, since 2008. Mr. Weber retired as Chairman and Chief Executive Officer of U.S. Trust Corporation and as a member of the executive committee of the Charles Schwab Corporation in 2005. Previously, he was the Vice Chairman and Chief Financial Officer of Aetna Inc., where he was responsible for corporate strategy, capital management, information technology, investor relations and financial operations. He also held a number of senior level positions at Citibank N.A., where he worked from 1971 to 1998, including as Chairman of Citibank International and Executive Vice President of Citibank. During his tenure at Citibank, Mr. Weber oversaw operations in approximately 30 countries, including assignments in Japan, Italy and Latin America. Mr. Weber has served as a director of Diebold, Inc., a provider of self-service delivery and security systems and services, since 2005; and he has served as a director of SandRidge Energy, Inc., an energy exploration and production company, since 2013. He is also on the board of Street Diligence LLC and is the Chairman of the Board of Managers of KGS-Alpha Capital Markets, LP, both of which are private companies. Mr. Weber serves as a member of the board of DCTV, a New York based charitable organization.

Specific experience, qualifications, attributes or skills:

•	Operating and management experience, including as chief executive officer and chief financial officer of global financial services firms

•	Expertise in finance, financial reporting, compliance and controls

•	Experience in financial services and information technology businesses

•	Public company directorship and committee experience

Required Vote

Each director nominee receiving a majority of the votes cast at the 2015 Annual Meeting, in person or by proxy, and entitled to vote in the election of directors, will be elected; provided that a quorum is present. Abstentions and broker non-votes will be included in determining whether there is a quorum. In determining whether such nominees have received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

ALL NOMINEES

DIRECTOR COMPENSATION

The compensation of our non-management directors is determined by the Compensation Committee. The table below sets forth cash and equity compensation paid to our non-management directors (including our independent Chairman) in the fiscal year ended June 30, 2015. All of our directors are non-management directors, other than Mr. Daly, who is our President and Chief Executive Officer. Mr. Daly’s compensation as President and Chief Executive Officer is reflected in the Summary Compensation Table on page 56 of the “Executive Compensation” section of this Proxy Statement. Mr. Daly does not receive any separate cash or equity compensation for his participation on the Broadridge Board of Directors.

The table below on non-management director compensation includes the following compensation elements:

Cash Compensation. In fiscal year 2015, all non-management directors received an annual retainer of $70,000 and meeting fees of $1,500 for each Board meeting and $1,500 for each committee meeting attended as a committee member. The meeting fees are paid irrespective of whether meetings are held on the same date; and attendance at Board or committee meetings by telephone results in payment of one-half of the standard meeting fee. The Chairs of the Audit, Compensation, and Governance and Nominating Committees each received an additional annual retainer of $10,000 per year. Our independent Chairman, Mr. Brun, received an additional cash retainer of $57,500, but does not receive meeting fees for participation in Board or committee meetings.

All retainers and meeting fees are paid in cash on a quarterly basis. Directors may elect to defer 100% of their retainers and meeting fees into a notional account in the form of phantom shares of Broadridge common stock. This election is made annually prior to the beginning of the calendar year in which the retainers and fees are earned and is irrevocable for the entire calendar year. Accounts are adjusted to reflect changes in value over time based on the change in Broadridge’s stock price and are also credited with dividend equivalents in the form of additional phantom shares on a quarterly basis as cash dividends are declared by the Broadridge Board. Participants receive distributions of the value of their notional accounts in cash following their departure from the Board of Directors.

Equity Compensation. Non-management directors received an annual grant of stock options and deferred stock units (“DSUs”) under the 2007 Omnibus Award Plan (the “Omnibus Plan”) during fiscal year 2015. Our non-management directors each received equity awards with a target value of $125,000 and our independent Chairman, Mr. Brun, received an additional equity award of $57,500. The equity target value is split equally between grants of stock options and DSUs. The number of shares comprising each director’s equity awards is determined at the time of grant based on a 30-day average stock price and, for stock options, the binomial value.

All stock options are granted with an exercise price equal to the closing price of Broadridge common stock on the date of the grant. All options granted to our non-management directors are fully vested upon grant, and have a term of 10 years. On November 13, 2014, our independent Chairman, Mr. Brun, was granted 9,445 options with an exercise price of $45.09 per share, and the other non-management directors were each granted 6,469 stock options with an exercise price of $45.09 per share. Following separation from service on the Board, stock options held by directors expire at the earlier of the expiration of the option term and three years.

All DSUs are granted at the same time as stock options, are fully vested upon grant, and will settle as shares of common stock upon the director’s separation from service on the Board. DSUs are credited with dividend equivalents in the form of additional DSUs on a quarterly basis as dividends are declared by the Broadridge Board. On November 13, 2014, our independent Chairman, Mr. Brun, was granted 2,193 DSUs, and the other non-management directors were each granted 1,502 DSUs.

It is the Compensation Committee’s policy that directors appointed between annual meetings of stockholders will be granted pro-rated equity awards. Brett A. Keller joined the Broadridge Board in May 2015, and was granted pro-rated awards of 3,087 stock options with an exercise price of $51.43 per share, and 603 DSUs on May 12, 2015.

The stock ownership requirements for the Company’s non-management directors provide that each non-management director is expected to accumulate an amount of the Company’s common stock equal in value to at least five times their annual cash retainer. In addition, the directors are required to hold 100% of their shares received upon exercise of stock options, net of their exercise price, tax liability, and transaction costs, until their separation from service on the Board. DSUs do not settle as shares of common stock until a director’s separation from service on the Board. Because of the holding requirement, there is no minimum time period in which the directors are required to achieve the stock ownership multiple. Seven of our nine directors have met the stock ownership multiple and the others are making progress toward meeting the multiple.

Other. Non-management directors may participate in the Broadridge Director & Officer Matching Gift Program on the same terms as the Company’s executive officers. Under this program, a charitable foundation established and funded by the Company (the “Broadridge Foundation”) contributes an equal amount to any qualified tax-exempt organization that a director supports up to a maximum Company contribution of $10,000 per calendar year.

The non-management directors are also reimbursed for their reasonable expenses in connection with attending Board and committee meetings and other Company events.

Fiscal Year 2015 Non-Management Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Leslie A. Brun	$126,875	$113,313	$94,356	$10,000	$344,544
Robert N. Duelks	$91,000	$77,671	$64,625	$10,000	$243,296
Richard J. Haviland	$100,250	$77,671	$64,625	$10,000	$252,546
Sandra S. Jaffee (5)	$35,000	$—	$—	$10,000	$45,000
Brett A. Keller (6)	$19,000	$31,012	$31,703	$—	$81,715
Stuart R. Levine	$100,250	$77,671	$64,625	$10,500	$253,046
Maura A. Markus	$91,000	$72,121	$64,625	$10,000	$237,746
Thomas J. Perna	$90,250	$77,671	$64,625	$—	$232,546
Alan J. Weber	$101,000	$77,671	$64,625	$10,000	$253,296

(1)	This column reports the amount of cash compensation payable for fiscal year 2015 Board and committee service. Mr. Levine and Ms. Markus deferred their fiscal year 2015 cash compensation as follows:

Name	Fees Earned in Cash ($)	Fees Paid in Cash ($)	Fees Deferred ($)	Number of Shares of Phantom Stock Credited to Notional Account (#)
Stuart R. Levine	$100,250	$52,000	$48,250	1,102.8
Maura A. Markus	$91,000	$44,000	$47,000	899.8

(2)	As required by SEC rules, amounts in this column present the aggregate grant date fair value of DSU awards computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 12, “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2015 included in the 2015 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. The total number of DSUs that were outstanding for each non-management director as of June 30, 2015 is as follows: 15,489 (Mr. Brun); 10,660 (Mr. Duelks); 10,660 (Mr. Haviland); 603 (Mr. Keller); 10,660 (Mr. Levine); 5,149 (Ms. Markus); 10,660 (Mr. Perna); and 10,660 (Mr. Weber).

(3)	As required by SEC rules, amounts in this column present the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. See Note 12, “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2015 included in the 2015 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. The total number of stock options outstanding for each non-management director as of June 30, 2015, all of which are exercisable, is as follows: 120,988 (Mr. Brun); 62,335 (Mr. Duelks); 98,635 (Mr. Haviland); 3,087 (Mr. Keller); 98,635 (Mr. Levine); 27,412 (Ms. Markus); 62,335 (Mr. Perna); and 98,635 (Mr. Weber).
(4)	This column represents Company-paid contributions made to qualified tax-exempt organizations under the Matching Gift Program on behalf of the non-management directors. The Company matches 100% of all contributions made by its non-management directors to qualified tax-exempt organizations, up to a maximum Company contribution of $10,000 per calendar year. Amounts shown reflect total Company matching contributions in the fiscal year, and therefore may be greater than the calendar year maximum.
(5)	Ms. Jaffee’s term expired on November 13, 2014. Due to an age limitation in our Corporate Governance Principles, she did not stand for re-election.
(6)	Mr. Keller joined the Board of Directors on May 9, 2015. He received pro-rated grants of DSUs and stock options on May 12, 2015, and a pro-rated fourth quarter cash retainer payment.

CORPORATE GOVERNANCE

The Board of Directors

Our Corporate Governance Principles provide that directors are expected to attend regular Board meetings in person and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of our incumbent directors attended 100% of the meetings of the Board of Directors and of the committees on which they served during fiscal year 2015.

The Board of Directors has three standing committees, each of which is comprised solely of independent directors and is led by an independent Chair: Audit Committee, Compensation Committee, and Governance and Nominating Committee. The independent directors meet in executive sessions during each regular Board meeting and committee meeting. In addition, at least once a year, our independent directors meet to review the Compensation Committee’s annual review of the Chief Executive Officer.

					Committee
Name	Age	Occupation	Independent	Full Board	Audit	Compensation	Gov & Nom	Director Since
Leslie A. Brun	63	Chairman and CEO, SARR Group, LLC	Yes (1)					2007
Richard J. Daly	62	President and CEO, Broadridge	No (2)					2007
Robert N. Duelks	60	Retired, Accenture plc	Yes		☑	☑		2009
Richard J. Haviland	69	Retired CFO, ADP	Yes		C,F		☑	2007
Brett A. Keller	47	Chief Marketing Officer, Priceline.com	Yes		☑			2015
Stuart R. Levine	68	Chairman and CEO, Stuart Levine and Associates LLC	Yes		☑		C	2007
Maura A. Markus	57	Former President and COO, Bank of the West	Yes		☑	☑		2013
Thomas J. Perna	64	Chairman, Board of Trustees, Pioneer Mutual Fund Group	Yes		☑		☑	2009
Alan J. Weber	66	CEO, Weber Group LLC	Yes		☑,F	C		2007
Number of Meetings in Fiscal Year 2015				5	5	5	4

(1)	Chairman of the Board
(2)	President and CEO
C	Committee Chair
F	Audit Committee Financial Expert

Board Leadership Structure

Our Corporate Governance Principles do not specify a policy with respect to the separation of the positions of Chairman and Chief Executive Officer or with respect to whether the Chairman should be a member of management or a non-management director. The Board recognizes that there is no single, generally accepted approach to providing Board leadership, and given the dynamic and competitive environment in which we operate, the Board’s leadership structure may vary as circumstances warrant. The Board has determined that the leadership of the Board is currently best conducted by a Chairman. The Chairman provides overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. Daly, provides leadership with respect to the day-to-day management and operation of our business. We believe the separation of the offices allows the Chairman to focus on managing Board matters and allows Mr. Daly to focus on managing our business. In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role. To further enhance the objectivity of the Board, the director nominees, other than Mr. Daly, are independent.

The Board is currently led by our independent Chairman, Mr. Brun. Therefore, the Board does not believe that the appointment of a designated lead independent director is necessary and the Board currently has not appointed a lead independent director. The Board believes that having an independent Chairman vested with key duties and responsibilities and three independent Board committees chaired by independent directors provides a formal structure for strong independent oversight of the Company’s management team. The independent Chairman has the following duties and responsibilities:

•	advising the independent directors with respect to the quality, quantity and timeliness of information provided by Company management to the Board, and with respect to including items on the agendas of Board meetings;

•	developing agendas for, and presiding over executive sessions of, the Board’s independent directors; and

•	discussing with senior management on behalf of the independent directors such matters which, in the judgment of the Chairman, merit the attention of senior management.

Committees of the Board

Audit Committee

The Board of Directors has determined that each of the members of the Audit Committee is independent as defined by NYSE Listing Standards and the rules of the SEC applicable to audit committee members, and that Mr. Haviland and Mr. Weber qualify as audit committee financial experts as defined in the applicable SEC rules.

The Audit Committee has a charter under which its responsibilities and authorities include assisting the Board in overseeing the:

•	Company’s systems of internal controls regarding finance, accounting, legal and regulatory compliance;

•	Company’s auditing, accounting and financial reporting processes generally;

•	integrity of the Company’s financial statements and other financial information provided by the Company to its stockholders and the public;

•	Company’s compliance with legal and regulatory requirements; and

•	performance of the Company’s Internal Audit Department and independent registered public accountants.

In addition, in the performance of its oversight duties and responsibilities, the Audit Committee also reviews and discusses with management the Company’s quarterly financial statements and earnings press releases as well as financial information and earnings guidance included therein; reviews periodic reports from management covering changes, if any, in accounting policies, procedures and disclosures, and management’s assessment of the effectiveness of internal control over financial reporting to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and reviews and discusses with the Company’s internal auditors and with its independent registered public accountants the overall scope and plans of their respective audits.

In connection with the Company’s risk oversight process, the Audit Committee reviews and discusses with management the Company’s major financial and certain compliance risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies).

The Report of the Audit Committee is included on page 71 of this Proxy Statement. The Audit Committee’s charter is available on the Company’s website at www.broadridge.com under the heading “Investor Relations—Corporate Governance.”

Compensation Committee

The Board of Directors has determined that each member of the Compensation Committee is independent as defined by NYSE Listing Standards. In addition, each member of the Compensation Committee is independent for purposes of the applicable SEC and tax rules. The Compensation Committee has a charter under which its responsibilities and authorities include:

•	reviewing the Company’s compensation strategy;

•	reviewing the performance of the senior management;

•	reviewing the risks associated with the Company’s compensation programs;

•	approving the compensation of the Chief Executive Officer; and

•	reviewing and making recommendations to the Board regarding the compensation of all other executive officers.

In addition, the Compensation Committee administers the Company’s equity-based compensation plans and takes such other action as may be appropriate or as directed by the Board of Directors to ensure that the compensation policies of the Company are reasonable and fair.

As necessary, the Compensation Committee consults with Frederic W. Cook & Co. (“Cook & Co.”) as its independent compensation consultant to advise on matters related to our executive officers’ and directors’ compensation and general compensation programs. Cook & Co. assists the Compensation Committee by providing comparative market data on compensation practices and programs. Cook & Co. also provides guidance on industry best practices, the design of incentive plans and other indirect elements of our overall compensation program, the setting of performance goals, and the drafting of compensation-related disclosures. For further discussion of the roles of the Compensation Committee and Cook & Co., please see the section of this Proxy Statement entitled “Compensation Discussion and Analysis” beginning on page 36.

The Compensation Committee Report is included on page 55 of this Proxy Statement. The Compensation Committee’s charter is available on the Company’s website at www.broadridge.com under the heading “Investor Relations—Corporate Governance.”

Governance and Nominating Committee

The Board of Directors has determined that each member of the Governance and Nominating Committee is independent as defined by NYSE Listing Standards.

The Governance and Nominating Committee has a charter, under which its responsibilities and authorities include:

•	identifying individuals qualified to become Board members and recommending that the Board select a group of director nominees for each annual meeting of the Company’s stockholders;

•	ensuring that the Audit, Compensation and Governance and Nominating Committees of the Board of Directors shall have the benefit of qualified and experienced independent directors; and

•	developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company.

The Corporate Governance Principles and the Governance and Nominating Committee’s charter is available on the Company’s website at www.broadridge.com under the heading “Investor Relations—Corporate Governance.”

Nomination Process

When seeking candidates for director, the Governance and Nominating Committee may solicit suggestions from incumbent directors, management or stockholders. The Committee will consider director candidates proposed by stockholders, provided that the stockholder recommendation complies with the Company’s By-law provisions requiring that stockholder submissions be submitted to the Company’s Secretary at 5 Dakota Drive, Lake Success, New York 11042 in a timely manner and include the information called for in the Company’s By-laws concerning (a) the potential nominee and (b) the person proposing the nomination. The Committee will apply the same standards in considering candidates submitted by stockholders as it uses for any other potential nominee. In addition, the Governance and Nominating Committee has authority under its charter to retain a search firm to assist the Company with identifying and evaluating Board candidates who have the backgrounds, skills and experience that the Committee has identified as desired in director candidates.

After conducting an initial evaluation of a potential candidate, the Governance and Nominating Committee will interview that candidate if it believes such candidate might be suitable to be a director. The candidate may also meet with other members of the Board. At the candidate’s request, they may also meet with management. If the Governance and Nominating Committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate’s election to the full Board.

The Governance and Nominating Committee selects each nominee based on the nominee’s skills, achievements and experience. The Corporate Governance Principles provide that director nominees should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions they can make.

The Governance and Nominating Committee considers a variety of factors in selecting candidates. The minimum characteristics that the Committee believes must be met include: independence, wisdom, integrity, an understanding and general acceptance of the Company’s corporate philosophy, valid business or professional knowledge and experience, a proven record of accomplishment with excellent organizations, an inquiring mind, a willingness to speak one’s mind, an ability to challenge and stimulate management, and a willingness to commit time and energy.

In making its selection of candidates to recommend for election, the Corporate Governance Principles provide that the Board seeks members from diverse professional, racial, cultural, ethnic and gender backgrounds that combine a broad spectrum of experience and expertise with a reputation for integrity. Exceptional candidates who do not meet all of these criteria may still be considered. The Corporate Governance Principles do not provide for a fixed number of directors, but provide that the optimum size of the Company’s Board of Directors is 8 to 12 directors.

This year, the Board of Directors appointed Brett A. Keller to fill the Board seat left vacant when Sandra S. Jaffee did not stand for re-election to the Board due to an age limitation in our Corporate Governance Principles. Mr. Keller was identified as a potential Board member by a third-party search firm. The search firm presented the most qualified candidates to the Chair of the Committee, Mr. Levine. Mr. Keller was interviewed and evaluated by members of the Governance and Nominating Committee and other Board members, who determined that he met the qualifications for Board service. His appointment was recommended by the Committee to the full Board for its review and approval.

Adoption of a Proxy Access By-law

The Company amended its By-laws effective July 2, 2015, to provide that under certain circumstances, a stockholder, or group of up to 20 stockholders, who have maintained continuous ownership of at least 3% of our common stock for at least three years may nominate and include a specified number of director nominees in our annual meeting proxy statement. The number of stockholder-nominated candidates appearing in our annual meeting proxy statement cannot exceed 25% of the number of directors then serving on the Board of Directors.

For a description of the process for nominating directors, see page 74 of this Proxy Statement.

The Board’s Role in Risk Oversight

The Company’s management is responsible for managing risks affecting the Company, including identifying, assessing and appropriately mitigating risk. The responsibilities of the Board of Directors include oversight of the Company’s risk management processes. The Board of Directors has two primary methods of overseeing risk. The first method is through the Company’s Enterprise Risk Management (“ERM”) process which allows for full Board oversight of the most significant risks facing the Company. The second is through the functioning of the Board’s committees.

Management established the ERM process to ensure a complete Company-wide approach to risk over five distinct but overlapping core areas:

•	Strategic—the risks that could impede the Company from achieving its strategic vision and goals;

•	Financial—the risks related to maintaining accurate financial statements, and timely and complete financial disclosures;

•	Operational—the risks in the processes, people and technology the Company employs to achieve its strategy and normal business operations;

•	Compliance—the risks related to the Company’s legal and regulatory compliance requirements and violations of laws; and

•	Reputational—the risks that impact the Company’s reputation including failing to meet the expectations of its customers, investors, employees, regulators or the public.

The goal of the ERM process is to provide an ongoing procedure; effected at all levels of the Company across each business unit and corporate function, to identify and assess risk, monitor risk, and agree on mitigating action. Central to Broadridge’s risk management process is its risk committee, which oversees management’s identification and assessment of the key risks in the Company, and reviews the controls management has in place with respect to these risks. The risk committee is comprised of executive officers and senior executives of the Company including the Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer, and Chief Human Resources Officer. The risk committee communicates the results of its work directly to the Chief Executive Officer and the Board. The Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and General Counsel meet regularly to discuss specific risks and the Company’s risk management processes.

In addition, the Board and the Audit and Compensation Committees of the Board oversee specific areas of risk as follows:

•	The full Board has oversight responsibility of the Company’s Strategic, Operational, and Reputational risks.

•	Executive officers and senior executives with specific subject matter expertise update the full Board on the Strategic, Reputational and non-information technology Operational risks.

•	The Senior Managing Director of Global Technology and the Chief Information Officer update the full Board on information technology Operational risks.

•	The Audit Committee has oversight responsibility of the Company’s Financial and Compliance risks (other than compensation program design risk).

•	The Chief Financial Officer, Corporate Controller and Treasurer update the Audit Committee on the Financial risks.

•	The Chief Financial Officer, Corporate Controller, General Counsel, and other business and finance executives update the Audit Committee on the Compliance risks.

•	The Compensation Committee has oversight responsibility of the Company’s compensation program design risk.

•	The Chief Human Resources Officer updates the Compensation Committee on compensation program design risk.

In addition, during this past fiscal year, a subcommittee of the risk committee was formed to provide additional oversight of Broadridge’s cybersecurity risks and solutions. This Cybersecurity Council is comprised of senior executives representing a number of disciplines within the Company including the Chief Financial Officer. The Cybersecurity Council meets regularly, and reports on its activities and the progress of its cybersecurity and information security initiatives are provided regularly to the Audit Committee. In addition, the Cybersecurity Council provides a summary of its activities to the full Board.

The Chairs of the Audit Committee and Compensation Committee may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board. The ERM process and the full Board and committee approach to risk management leverages the Board’s leadership structure to ensure that risk is overseen by the Board on both a Company-wide approach and through specific areas of competency.

Risk Assessment of Compensation Programs

With the assistance of Cook & Co., the Compensation Committee reviews our compensation programs for all Broadridge employees on an annual basis. The Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

The key design features in our compensation programs that support this conclusion are:

•	The mix between fixed and variable compensation, annual and long-term compensation, and cash and equity compensation are designed to encourage strategies and actions that are in Broadridge’s and our stockholders’ long-term best interests.

•	Stock options and performance-based restricted stock units (“RSU”) provide for significant long-term wealth creation for executive officers only when we provide consistent total shareholder return (as reflected in an increase in our common stock price and quarterly dividend payments) over a sustained period.

•	Long-term compensation is designed to reward executives for creating sustained increases in stockholder value over a multiple year period. The multiple year vesting periods of 2.5 to four years for equity compensation awards encourage executives to focus on sustained stock price appreciation.

•	Incentive awards are determined based on a review of a variety of financial and non-financial indicators of performance, which diversifies the risk associated with any single performance measure.

•	The Compensation Committee reviews and approves executive officer objectives to ensure that goals are aligned with the Company’s business plans, achieve the proper risk/reward balance, and do not encourage unnecessary or excessive risk taking.

•	Annual and long-term incentive awards have a cap on the maximum payment and design features intended to balance pay for performance within appropriate time periods.

•	The Compensation Committee has the ability to use its discretion to reduce earned incentive awards based on a subjective evaluation of each individual’s performance against strategic and leadership objectives and other factors.

•	We maintain a clawback policy that requires the reimbursement by an executive officer of cash or equity incentive compensation earned by any executive officer in connection with a restatement of our financial statements due to material noncompliance with financial reporting requirements.

•	Officer Stock Ownership Guidelines are in place for all of the Company’s executive officers, including the Named Executive Officers listed on page 36, providing the goal that executive officers accumulate shares of our common stock at least equal in value to two to six times their current annual base salary.

•	Officer Stock Retention and Holding Period Guidelines are in place providing the goal that all executive officers, including the Named Executive Officers listed on page 36, retain at least 50% of the net profit shares realized from stock option exercises and RSU vesting in the form of our common stock. These net profit shares must be held indefinitely if the executive officer has not met the stock ownership guideline and must be held for a minimum of one year if the executive officer has met the ownership guideline.

•	A Pre-Clearance and Insider Trading Policy is in place that requires pre-approval of any transactions in our common stock by executive officers and directors and prohibits the hedging or pledging of our stock.

Communications with the Board of Directors

All interested parties who wish to communicate with the Board of Directors or any of the non-management directors, may do so by sending a letter to the Secretary, Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, New York 11042, and should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications, will be forwarded to the appropriate director or directors for review. Any such unsolicited commercial solicitation or communications not forwarded to the appropriate director or directors will be available to any non-management director who wishes to review it. The Governance and Nominating Committee, on behalf of the Board, will review any letters it may receive concerning the Company’s corporate governance processes and will make recommendations to the Board based on such communications.

Code of Business Conduct and Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code of Business Conduct”) and a Code of Ethics for Principal Executive Officer and Senior Financial Officers (the “Code of Ethics”) which applies, among others, to the Company’s principal executive officer, principal financial officer and controller. The Company will post on its website any amendment to the Code of Business Conduct or the Code of Ethics and any waiver of the Code of Business Conduct or the Code of Ethics granted to any of its directors or executive officers to the extent required by applicable rules.

Website Access to Corporate Governance Documents

Copies of the Corporate Governance Principles, Code of Business Conduct, Code of Ethics and the Charters of the Committees of the Board of Directors are available on our corporate website at www.broadridge.com under the heading “Investor Relations—Corporate Governance” or by writing to the Secretary, Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, New York 11042.

Certain Relationships and Related Transactions

The Audit Committee of the Board of Directors is responsible for reviewing and evaluating the Company’s transactions with persons who are related to the Company such as a director, executive officer of the Company, or an immediate family member of a director or executive officer of the Company. In addition, the Code of Business Conduct prohibits Company personnel, including members of the Board of Directors from exploiting their positions or relationships with Broadridge for personal gain. In that regard such personnel must avoid:

•	causing Broadridge to engage in business transactions with relatives or friends;

•	using non-public Broadridge, client or vendor information for personal gain by the employee, their relatives or friends (including securities transactions based on such information);

•	having more than a modest financial interest in Broadridge’s vendors, clients or competitors;

•	receiving a loan, or guarantee of obligations, from Broadridge or a third party as a result of their positions at Broadridge; or

•	competing or preparing to compete, with Broadridge while still employed by Broadridge.

The Code of Business Conduct provides that there shall be no waiver of any part of the Code of Business Conduct, except by a vote of the Board of Directors or a designated committee, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect Broadridge.

In the fiscal year ended June 30, 2015, the Company did not engage in any transaction with a related person in which the amount involved exceeded $120,000.

Director Attendance at Annual Meetings

The Company does not have a formal policy with regard to the directors’ attendance at annual meetings of stockholders. Generally, however, Board and committee meetings are held the same day as the annual meeting of stockholders, with directors attending the annual meeting. All of our incumbent directors who were members of our Board at the time attended the Company’s 2014 annual meeting of stockholders.

Shareholder Engagement

We believe that regular, transparent communication with our stockholders is essential to our long-term success. Throughout the year, members of our management team regularly engage with our stockholders to ensure that we are addressing their questions or concerns. We do this through the participation of our CEO and CFO at industry and investment community conferences, investor road shows, and analyst meetings. We provide several ways for our stockholders to communicate with us, including by email and telephone. In addition, we held our second Investor Day in December 2014 during which senior executives and subject matter experts from the Company met with many of our institutional investors. During fiscal year 2015, members of our management team met with representatives at many of our top institutional shareholders representing an aggregate of approximately 50% of our outstanding shares to discuss our business strategy, financial performance, capital stewardship program, governance practices, executive compensation, and various other matters. Management shares with the Board any concerns raised by our stockholders. We have had success engaging with our stockholders to understand their questions or concerns, and we remain committed to these efforts on an ongoing basis.

We welcome feedback from all stockholders, who can contact our Investor Relations team by calling 516-472-5400 or by emailing broadridgeir@broadridge.com.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding individuals who serve as our executive officers. Information about the individuals who serve as our directors is set forth in the “Proposal 1—Election of Directors—Information About the Nominees” section of this Proxy Statement.

Name	Age	Position(s)
Richard J. Daly	62	President and Chief Executive Officer, Director
Timothy C. Gokey	54	Corporate Senior Vice President and Chief Operating Officer
Christopher J. Perry	53	Corporate Senior Vice President, Global Sales, Marketing and Client Solutions
Robert Schifellite	57	Corporate Senior Vice President, Investor Communication Solutions
Adam D. Amsterdam	54	Corporate Vice President, General Counsel and Secretary
Lyell Dampeer	64	Corporate Vice President, U.S. Investor Communication Solutions
Douglas R. DeSchutter	45	Corporate Vice President, U.S. Regulatory and Digital Communications
Robert F. Kalenka	52	Corporate Vice President, Investor Communication Solutions-Transaction Reporting
Charles J. Marchesani	55	Corporate Vice President, Global Technology and Operations
Gerard F. Scavelli	60	Corporate Vice President, Investor Communication Solutions-Mutual Funds
James M. Young	44	Corporate Vice President and Chief Financial Officer

Richard J. Daly. Mr. Daly is our President and Chief Executive Officer and a member of our Board of Directors. Mr. Daly’s biographical information is set forth in the “Proposal 1—Election of Directors—Information About the Nominees” section of this Proxy Statement.

Timothy C. Gokey. Mr. Gokey is our Corporate Senior Vice President and Chief Operating Officer with responsibility for all Broadridge’s business units. Previously, he served as Broadridge’s Chief Corporate Development Officer and was responsible for the Company’s growth initiatives, including sales and marketing, strategy, mergers and acquisitions, partnerships, and other growth-related activities. Prior to joining Broadridge in 2010, Mr. Gokey was President of the Retail Tax business at H&R Block from 2004. Prior to joining H&R Block, Mr. Gokey spent 13 years at McKinsey and Company, a global consulting firm, most recently as a partner of the firm. At McKinsey, Mr. Gokey served over two dozen Fortune 500 and 1000 companies primarily in the financial services industry. He also led McKinsey’s North American Financial Services Marketing Practice.

Christopher J. Perry. Mr. Perry is our Corporate Senior Vice President, Global Sales, Marketing and Client Solutions. He joined Broadridge in September 2014 after more than 25 years of experience in banking, brokerage and financial information services. Most recently, he was Global Managing Director of Risk for the Financial & Risk division of Thomson Reuters. In this role, he was the general manager of a global segment which includes Governance, Risk, Compliance, Pricing, Valuation and Reference Services. Over the previous 14 years, Mr. Perry held numerous roles at Thomson Reuters and its predecessor, Thomson Financial. From 2011 to 2013, he was President, Global Sales & Account Management at the Financial & Risk division of Thomson Reuters. From 2006 to 2010, he served as President, Americas for Thomson Reuters and its predecessor, Thomson Financial. Earlier in his career, Mr. Perry worked for A-T Financial and PC Quote, after spending many years in institutional trading and retail brokerage with Kemper Financial’s Blunt Ellis & Loewi unit.

Robert Schifellite. Mr. Schifellite is our Corporate Senior Vice President, Investor Communication Solutions. He is responsible for the bank, broker-dealer and corporate issuer solutions businesses of our Investor Communications segment. Mr. Schifellite joined ADP’s Brokerage Services Group in 1992 as Vice President, Client Services. In 1996, he was promoted to Senior Vice President and General Manager of Investor Communication Services. In 2011, Mr. Schifellite’s title was changed from Corporate Vice President to Corporate Senior Vice President of Broadridge.

Adam D. Amsterdam. Mr. Amsterdam is our Corporate Vice President, General Counsel and Secretary. Mr. Amsterdam is responsible for all legal matters related to the Company. Prior to the spin-off, he served as Associate General Counsel and Staff Vice President of ADP since January 2006. Mr. Amsterdam joined ADP in 1991 as Corporate Counsel responsible for the Brokerage Services Group. In 1994, he was promoted to Senior Corporate Counsel of ADP. Mr. Amsterdam was promoted in 1996 to Assistant General Counsel and then again in 2002 to Associate General Counsel of ADP.

Lyell Dampeer. Mr. Dampeer is our Corporate Vice President, U.S. Investor Communication Solutions. He is responsible for our U.S. regulatory communication services, and for our issuer and transfer agency services. Prior to the appointment to his current role in 2012, Mr. Dampeer served as the head of our U.S. regulatory communications services including post-sale fulfillment from 2009. Mr. Dampeer joined ADP’s Brokerage Services Group in 2000 as Vice President, Client Services. Prior to that, he held a variety of senior management positions at companies providing outsourcing services.

Douglas R. DeSchutter. Mr. DeSchutter is our Corporate Vice President, U.S. Regulatory and Digital Communications. Mr. DeSchutter is responsible for the creation and execution of our overall digital strategy. He has also served on the board of directors of Inlet, LLC, a joint venture between Broadridge and Pitney Bowes, since it was established in 2014. Prior to the appointment to his current role in 2014, Mr. DeSchutter was responsible for our U.S. regulatory communication services (proxy and prospectus). From 2009 to 2012, Mr. DeSchutter was responsible for our customer communication services, including transaction reporting, electronic communications, document management, and new account processing solutions. Mr. DeSchutter was the Chief Strategy and Business Development Officer for Broadridge, responsible for mergers and acquisitions and strategy, from 2007 to 2009. Prior to the spin-off of Broadridge from ADP in 2007, Mr. DeSchutter served in various capacities at ADP in corporate development and strategy. Prior to joining ADP in 2002, he was Vice President of Mergers & Acquisitions at Lehman Brothers focusing on the technology sector.

Robert F. Kalenka. Mr. Kalenka is our Corporate Vice President, Investor Communication Solutions-Transaction Reporting. In addition to being responsible for global procurement and facilities, he is responsible for the operations of our Investor Communication Solutions business. In 2014, Mr. Kalenka’s responsibilities were expanded to include responsibility for our transaction reporting, PostEdge, and Imaging and Workflow Solutions businesses. Mr. Kalenka joined ADP’s Brokerage Services Group in 1992 in the Investor Communication Services Division as Director of Finance. He was promoted to Vice President of Operations of the Investor Communication Services Division in 1994, and again as Chief Operating Officer and Senior Vice President of the Investor Communication Services Division in 1999.

Charles J. Marchesani. Mr. Marchesani is our Corporate Vice President, Global Technology and Operations. He is responsible for our global technology and operations business. In 2013, his role was expanded to include responsibility for our international securities processing solutions and business process outsourcing solutions businesses. Prior to his current role, Mr. Marchesani was responsible for the U.S. securities processing solutions business. Mr. Marchesani joined ADP’s Brokerage Services Group in 1992 in the Market Data Services Division as Director of the Help Desk and served in various roles of increasing responsibility within the Brokerage Processing Services business until he was promoted to General Manager of the Brokerage Processing Services business in 2005.

Gerard F. Scavelli. Mr. Scavelli is our Corporate Vice President, Investor Communication Solutions-Mutual Funds. He is responsible for the mutual fund solutions businesses of our Investor Communication Solutions segment. Mr. Scavelli will transition to a new role within the Company at the end of the calendar year. He joined ADP’s Brokerage Services Group in 1997 as Vice President of Business Development. In 1999, he was promoted to Senior Vice President and General Manager of Information Distribution Services, and again in 2008 as Senior Vice President and General Manager of mutual fund services. In 2009, Mr. Scavelli was promoted to his current role.

James M. Young. Mr. Young is our Corporate Vice President and Chief Financial Officer. He joined Broadridge in June 2014 after serving in senior finance roles at Visa Inc., a global payments technology company, where he worked from 2006 until 2014. Most recently, Mr. Young served as Senior Vice President, Finance and was responsible for global financial planning and analysis for Visa’s businesses in North America, Latin America, Asia Pacific, Central Europe, the Middle East and Africa since July 2013. Previously, he served as the Head of Corporate Finance, where he was responsible for Visa’s global controllership, tax and financial planning and analysis functions. Earlier, he held several finance roles with increasing responsibility including leading finance for Visa’s North America division from 2008 to 2010 and playing a lead role in Visa’s $19 billion IPO in 2008. Prior to joining Visa, Mr. Young was a finance executive at early stage technology companies Arena Solutions and Grand Central Communications.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of common stock beneficially owned by (a) each of our directors, (b) each of our director nominees, (c) each executive officer named in the Summary Compensation Table, and (d) by all directors, director nominees, and executive officers as a group.

The information set forth below is as of July 31, 2015, and is based upon information supplied or confirmed by the named individuals. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares. The address of each person named in the table below is c/o Broadridge Financial Solutions, Inc., 5 Dakota Drive, Lake Success, New York 11042.

Beneficial Owner	Common Shares (1) (2) (3)	Percentage of Common Shares Beneficially Owned
Leslie A. Brun	137,057	*
Richard J. Daly (4)	1,270,305	1.1%
Robert N. Duelks	75,050	*
Timothy C. Gokey	509,346	*
Richard J. Haviland (5)	122,635	*
Brett A. Keller	3,693	*
Stuart R. Levine	118,812	*
Maura A. Markus	32,608	*
Thomas J. Perna	78,050	*
Christopher J. Perry	67,111	*
Robert Schifellite	455,203	*
Alan J. Weber	116,350	*
James M. Young	33,724	*
All directors, director nominees, and executive officers as a group (19)	4,150,399	3.5%

*	Represents beneficial ownership of less than 1% of the issued and outstanding shares of our common stock.
(1)	Includes unrestricted shares of common stock over which each director or executive officer has sole voting and investment power.
(2)	Amounts reflect vested stock options and stock options that will vest within 60 days of July 31, 2015. If shares are acquired, the director or executive officer would have sole discretion as to voting and investment. The shares beneficially owned include: (i) the following shares subject to such options granted to the following directors and executive officers: 120,988 (Mr. Brun); 749,675 (Mr. Daly); 62,335 (Mr. Duelks); 467,604 (Mr. Gokey); 98,635 (Mr. Haviland); 3,087 (Mr. Keller); 98,635 (Mr. Levine); 27,412 (Ms. Markus); 62,335 (Mr. Perna); 62,111 (Mr. Perry); 394,946 (Mr. Schifellite); 98,635 (Mr. Weber); and 26,260 (Mr. Young); and (ii) 3,189,087 shares subject to such options granted to all directors and executive officers as a group.
(3)	Amounts provided for each director, other than Mr. Daly, include DSU awards which are fully vested upon grant, and will settle as shares of common stock upon the director’s separation from service on the Board. The DSUs are credited with dividend equivalents in the form of additional DSUs on a quarterly basis as dividends are declared by the Broadridge Board.
(4)	Includes 20,000 shares of common stock held by the EED 2012 Trust, 20,000 shares of common stock held by the KLD 2012 Trust, and 77,990 shares of common stock held by the RD 2014 GRAT Trust. Mr. Daly and his wife are co-trustees of these trusts.
(5)	Includes 13,285 shares of common stock held in two trusts in which Mr. Haviland and his wife are co-trustees.

The following table sets forth, as of December 31, 2014, the amount of beneficial ownership of each beneficial owner of more than five percent (5%) of our common stock:

Beneficial Owner	Common Shares	Percentage of Common Shares Beneficially Owned
The Vanguard Group, Inc. (1)	9,034,302	7.52%
BlackRock, Inc. (2)	8,343,804	7.0%

(1)	Based on information contained in a Schedule 13G/A filed on February 11, 2015 by The Vanguard Group, Inc. (“Vanguard Group”), Vanguard Group reported that it has beneficial ownership of 9,034,302 shares of the Company’s common stock, which includes 70,726 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard Group, as a result of its serving as investment manager of collective trust accounts, and 10,700 shares beneficially owned by Vanguard Investments Australia, Ltd, a wholly-owned subsidiary of Vanguard Group, as a result of its serving as an investment manager. Vanguard Group has sole voting power with respect to 81,426 shares of the Company’s common stock, sole dispositive power with respect to 8,963,576 shares of the Company’s common stock and shared dispositive power with respect to 70,726 shares of the Company’s common stock. The address of Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(2)	Based on the information contained in a Schedule 13G/A filed on January 29, 2015 by BlackRock, Inc. (“BlackRock”), BlackRock reported sole voting power with respect to 7,501,596 shares of the Company’s common stock and sole dispositive power with respect to 8,343,804 shares of the Company’s common stock. The address of BlackRock is 40 East 52nd Street, New York, NY 10022.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than 10 percent (10%) of our common stock to file initial reports of ownership and changes in ownership with the SEC. To the Company’s knowledge, with respect to the fiscal year ended June 30, 2015, all applicable filings were timely made, except that each of the following directors inadvertently failed to timely file one Form 4 reporting the award on April 1, 2015 of DSUs in connection with the payment of Broadridge’s quarterly dividend on the common stock underlying DSUs previously issued: Leslie A. Brun, Robert N. Duelks, Richard J. Haviland, Stuart R. Levine, Maura A. Markus, Thomas J. Perna, and Alan J. Weber. Each of the directors reported this transaction on Forms 4 filed with the SEC on April 6, 2015. In addition, Maura A. Markus inadvertently failed to timely file a Form 4 reporting the acquisition of phantom shares of common stock acquired on March 31, 2015 upon the deferral of her cash compensation. This transaction was reported on a Form 4 filed on April 14, 2015. Ms. Markus also inadvertently failed to timely file a Form 5 reporting the open market acquisition of 21 shares of common stock in October 2014. This transaction was reported on a Form 4 filed on September 2, 2015. Additionally, Robert Schifellite inadvertently failed to timely file a Form 4 reporting the exercise of stock options and sale of the underlying common stock on March 2, 2015. This transaction was reported on a Form 4 filed on September 3, 2015.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of June 30, 2015, certain information related to the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders (1)	7,673,947	(2)	$29.00	5,651,015	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	7,673,947		$29.00	5,651,015

(1)	The Omnibus Plan.
(2)	This amount consists of stock options which have an average remaining term of 6.38 years as of June 30, 2015. This amount does not include outstanding unvested whole share awards of: (i) 1,526,460 time-based RSUs; and (ii) 547,865 performance-based RSUs.
(3)	These shares can be issued as stock options, stock appreciation rights, restricted stock, RSUs, or stock bonus awards under the Omnibus Plan.

PROPOSAL 2—ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (THE SAY ON PAY VOTE)

We recognize the interest the Company’s stockholders have in the Company’s executive compensation policies and practices. In recognition of that interest and in accordance with the requirements of the SEC rules and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), this proposal (the “Say on Pay Proposal”) provides the Company’s stockholders with an opportunity to cast an annual advisory vote on the compensation of the executive officers listed on the Summary Compensation Table on page 56 (the “Named Executive Officers”), as disclosed pursuant to the SEC’s compensation disclosure rules, including the discussion of the Company’s compensation program and philosophy and the compensation tables of this Proxy Statement.

At the 2014 annual meeting of stockholders, over 98% of the votes cast on the Say on Pay Proposal were voted in favor of the proposal. The Committee discussed the results of this advisory vote in connection with its review of compensation decisions.

As described in more detail beginning on page 36 of this Proxy Statement under the heading “Executive Compensation—Compensation Discussion and Analysis,” the Company has adopted an executive compensation program that reflects the Company’s philosophy that executive compensation should be structured to align each executive’s interests with the interests of our stockholders. Provided below are a few highlights of our performance and our executive compensation policies and practices in 2015.

•	Pay for Performance. The mix of compensation elements for the Named Executive Officers, and particularly the CEO, is more heavily weighted towards variable, performance-based compensation than for the balance of the Company’s executive officers. This is intended to ensure that the executives who are most responsible for overall performance and changes in stockholder value are held most accountable for results. For example, approximately 85% of the total target fiscal year 2015 compensation of our CEO, and approximately 75% of the total target fiscal year 2015 compensation of our other Named Executive Officers, is at risk and tied primarily to the long-term growth and profitability of the Company.

As discussed in more detail in the 2015 Financial Performance Highlights section below, in fiscal year 2015, we reported record revenues, net earnings, diluted earnings per share (“EPS”) and closed sales results, highlighted by 6% growth in recurring fee revenues, a 9% increase in net earnings presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”), 9% growth in diluted EPS, and a 15% increase in our recurring revenue closed sales results. In line with the Company’s strong overall financial performance in fiscal year 2015, the total direct compensation of the Named Executive Officers increased, primarily due to an increase in their total direct compensation targets resulting from the Company’s strong performance in the prior fiscal year, as well as above target performance in this fiscal year. The annual cash incentive payments for the Named Executive Officers ranged from 117% to 125% of their targets. In addition, because of our strong EPS performance in fiscal year 2015, performance-based RSU target awards that were earned based on average adjusted EPS performance over fiscal years 2014 and 2015 were earned at 140% of their target amounts at the end of fiscal year 2015.

In summary, the Compensation Committee concluded that fiscal year 2015 compensation was well aligned with our performance for the year and that the connection between pay and performance is strong.

•	Pay Targeted at Median. Our goal is to position target compensation at the median of the external market for the Named Executive Officers. On an individual basis, target compensation for each Named

Executive Officer may be set above or below median based on a variety of factors including sustained performance over time, readiness for promotion to a higher level, and skill set and experience relative to external market counterparts. Actual compensation varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive.

•	Risk Mitigation Policies and Practices. The Company has certain policies in place to minimize excessive risk taking such as a clawback policy and a policy that prohibits the hedging or pledging of the Company’s stock. In consultation with its independent compensation consultant, Cook & Co., the Compensation Committee has reviewed our compensation programs for all Broadridge employees and has concluded that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

In addition, the Company has the following governance and compensation policies and practices in place to ensure that we meet best practices in corporate governance:

•	Clawback Policy. Executive officer cash or equity incentive compensation is subject to reimbursement, if and to the extent that the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and a lower payment, award, or vesting would have occurred based upon the restated financial results.

•	Double-trigger on Change in Control. Our Change in Control Severance Plan is based on a “double-trigger,” such that payments of cash and vesting of equity awards occur only if termination of employment without cause or with good reason occurs during the three-year period after a change in control.

•	No Re-pricing or Discount Stock Options. We do not lower the exercise price, replace or cash out underwater stock options without stockholder approval, and the exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.

•	No Dividends on Unearned Performance-based RSUs. Dividends are not earned or accrued by our performance-based RSUs until they vest and convert to shares of common stock.

•	Share Ownership and Retention and Holding Period Guidelines. To encourage equity ownership among our executive officers, we maintain share ownership guidelines based on a multiple of their salaries, which include stock retention and holding period guidelines that provide that they retain 50% of the net profit shares they receive as compensation. These net profit shares must be held indefinitely if the executive officer has not met the stock ownership guideline and must be held for a minimum of one year if the executive officer has met the ownership guideline.

•	No Hedging or Pledging of Stock. Our executive officers, directors, and employees are prohibited from engaging in hedging and pledging activities or short sales with respect to their Broadridge common stock.

•	No Excise Tax Gross-ups. We do not provide for excise tax gross-ups to executive officers upon a change in control of the Company.

•	Modest Perquisites. We offer only modest perquisites that are supported by business interests.

•	Independence of our Compensation Committee and Advisor. The Compensation Committee of our Board of Directors, which is comprised solely of independent directors, utilizes the services of Cook & Co., as an independent compensation consultant. Cook & Co. reports to the Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise their independence or objectivity.

The stockholder vote on this proposal is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers. Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. However, the Board of Directors and the Compensation Committee will review and consider the voting results when evaluating future compensation decisions relating to our Named Executive Officers.

We request that stockholders approve, on an advisory basis, the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, related compensation tables and disclosures, pursuant to the compensation disclosure requirements of the SEC.

Required Vote

The affirmative vote of a majority of votes cast at the 2015 Annual Meeting, in person or by proxy, and entitled to be voted on this proposal at the Meeting is required for advisory approval of the proposal; provided that a quorum is present. Abstentions and broker non-votes will be included in determining whether there is a quorum. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers do not have discretionary voting power with respect to this proposal, and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT

EXECUTIVE COMPENSATION COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement explains the design and operation of our executive compensation program with respect to the following Named Executive Officers listed on the Summary Compensation Table on page 56:

Name	Title
Richard J. Daly	President and Chief Executive Officer (“CEO”)
James M. Young	Corporate Vice President and Chief Financial Officer (“CFO”)
Christopher J. Perry	Corporate Senior Vice President, Global Sales, Marketing and Client Solutions
Timothy C. Gokey	Corporate Senior Vice President and Chief Operating Officer (“COO”)
Robert Schifellite	Corporate Senior Vice President, Investor Communication Solutions

EXECUTIVE SUMMARY

Objectives of our Executive Compensation Program

•	Pay for performance: Our program is designed to provide a clear “line of sight” and connection among individual performance, organizational performance, and compensation. A significant portion of each executive’s pay varies based on organizational, individual and, when appropriate, business unit performance.

•	Hire and motivate talented executive officers: Base salaries and target incentive opportunities are designed to be market competitive to attract, engage and retain executives who will help ensure our future success. In addition, our program is designed to motivate and inspire behavior that fosters a high performance culture while maintaining a reasonable level of risk and adherence to the highest standards of overall corporate governance.

•	Align compensation with stockholder value: We use two specific incentive compensation programs to align the interests of our executives with stockholder interests and to ensure that our executive officers are motivated to increase stockholder value:

•	Our annual cash incentive program is designed to reward annual performance as measured by achievement against pre-set annual financial and operating goals.

•	Our long-term equity incentive compensation program is designed to align executive officer financial interests with those of stockholders and to help improve our long-term profitability and stability through the attraction and retention of superior talent.

2015 Financial Performance Highlights

In fiscal year 2015, we achieved another year of record revenues, net earnings, diluted EPS and closed sales performance:

•	Total revenues increased $136 million, or 5% to $2,694 million, compared with $2,558 million for the prior year.

•	Recurring fee revenues increased $99 million, or 6%, to $1,741 million from $1,642 million for the prior year. The higher recurring fee revenues reflected an increase in Net New Business (which the Company defines as our recurring revenue from closed sales less recurring revenue from client losses), contributions from acquisitions and internal growth.

•	Net earnings of $287 million increased 9%, compared to $263 million in the prior year.

•	Adjusted net earnings increased 10% to $307 million, compared to $279 million in the prior year.

•	Earnings before income taxes (“EBT”) increased 11% to $439 million, compared to $396 million in the prior year.

•	Adjusted EBT increased 12% to $469 million, compared to $420 million in the prior year.

•	Diluted EPS growth was 9%, to $2.32 per share, from $2.12 per share in the prior year.

•	Adjusted diluted EPS increased 10% to $2.47 per share, compared to $2.25 per share in the prior year.

•	Closed sales increased 24% from last fiscal year to $222 million.

•	Recurring revenue closed sales increased 15% from last fiscal year to $146 million.

In addition, in fiscal year 2015:

•	Pre-tax earnings margins of 16.3% increased as compared to 15.5% for the previous fiscal year.

•	Adjusted pre-tax earnings margins of 17.4% increased as compared to 16.4% for the same period last year.

•	Free cash flows increased 9% to $365 million from $334 million in the prior year. We define free cash flows as net cash flows provided by operating activities less capital expenditures and purchases of intangibles.

These strong financial results enabled the Company to generate total shareholder return of 23%; comparable to the top quartile of companies in the S&P 500. We continued to return capital to our stockholders through increased levels of share repurchases, while also investing in our business by completing four tuck-in acquisitions during fiscal 2015. We returned a total of $332 million to stockholders in the form of cash dividends and share repurchases, net of proceeds from option exercises. During the year, we repurchased approximately 5.2 million shares of Broadridge common stock at an average price of $52.18 per share under our stock repurchase program.

Also, in August 2015, our Board of Directors increased our annual dividend amount by approximately 11% to $1.20 per share, subject to the discretion of the Board of Directors to declare quarterly dividends. With this increase, our annual dividend has increased for the eighth consecutive year since our first full year of dividend payments in 2008.

Certain financial results in this 2015 Financial Performance Highlights section are not presented in accordance with GAAP (“Non-GAAP”). These Non-GAAP financial measures should be viewed in addition to, and not as a substitute for, our reported results. Our Non-GAAP earnings results exclude the impact of certain costs, expenses, gains and losses and other specified items that management believes are not indicative of our ongoing performance. In fiscal years 2014 and 2015, our adjusted earnings measures exclude the impact of amortization charges associated with intangible asset values and other deal costs associated with our acquisitions (“Acquisition Amortization and Other Costs”).

Adjusted net earnings, adjusted EBT, adjusted diluted EPS, adjusted pre-tax earnings margins, and free cash flows are Non-GAAP measures. Please see “Explanation and Reconciliation of the Company’s Use of Non-GAAP Financial Measures” on pages 9 and 10 of the Annual Report accompanying this Proxy Statement, for more information on the use of these Non-GAAP financial measures and a reconciliation of these Non-GAAP measures to their most directly comparable GAAP measures.

2015 Compensation Highlights

Our philosophy is to position the target compensation structure for our executive officers at the median of the external market. On an individual basis, target compensation for executive officers including our Named

Executive Officers, is set above or below the median based on a variety of factors including time in position, sustained performance over time, readiness for promotion to a higher level, and skill set and experience relative to external market counterparts. Actual compensation varies above or below the target level based on the degree to which specific performance goals are attained in the variable incentive plans, changes in stock value over time, and the individual performance of each executive.

In fiscal year 2015, we reported record revenues, net earnings, diluted EPS and closed sales results, as discussed in the Performance Highlights section above. In line with the Company’s strong overall financial performance in fiscal year 2015, the total direct compensation of the Named Executive Officers increased, primarily due to an increase in their total direct compensation targets resulting from the Company’s strong performance in the prior fiscal year, as well as above target performance in this fiscal year. The annual cash incentive payments for the Named Executive Officers ranged from 117% to 125% of their targets. In addition, because of our strong EPS performance in fiscal year 2015, performance-based RSU target awards were earned at 140% of their target amounts at the end of fiscal year 2015.

In summary, the Compensation Committee concluded that fiscal year 2015 compensation was well aligned with the Company’s performance for the year and that the connection between pay and performance was strong.

Compensation Objectives and 2015 Compensation Actions

The primary elements of our total direct compensation program for corporate officers and a summary of the actions taken by the Committee during the year are set forth below.

Compensation Component	Link to Business and Talent Strategies	2015 Compensation Actions
Base Salary (Page 44)	• Competitive base salaries help attract and retain executive talent.	• Provided merit based increases for fiscal year 2015 to the Named Executive Officers who were eligible based on their employment during fiscal year 2014.

Annual Cash Incentive Compensation (Page 44)	• Focus executives on achieving annual financial and operating results. • Metrics and targets are evaluated each year for alignment with business strategy.

•    Annual cash incentive targets are established at the beginning of the year.

•    Payments for the Named Executive Officers ranged from 117% to 125% of their targets based on achievement of financial and strategic goals.

Long-Term Equity Incentive Compensation (Page 49)

•    Performance-based RSUs are measured based on earnings per share growth, which in turn drives long-term value to stockholders. Stock options provide focus on stock price appreciation, and direct alignment with our stockholders.

•    Based on the average EPS performance in fiscal years 2014 and 2015, 140% of the target shares of the performance-based RSU awards granted in October 2013 were earned at the end of fiscal year 2015 and will vest in April 2016 subject to continued employment.

•    In February 2015, the Company granted annual stock options to the Named Executive Officers.

•    Mr. Young and Mr. Perry received one-time at-hire grants of RSUs and options pursuant to their offer letters. In addition, Mr. Perry received a special retention stock option grant in February 2015.

In addition to the compensation elements described above, we also provide additional benefits as described below:

Compensation Component	Link to Business and Talent Strategies	2015 Compensation Actions
Retirement Benefits (Page 51)	• Provide for the financial security of executives, which promotes retention.

•     In fiscal year 2015, the Executive Retirement and Savings Plan (“ERSP”) was adopted by the Committee and implemented. The ERSP is a defined contribution restoration plan that mirrors Broadridge’s Retirement Savings Plan (the “401(k) Plan”), a tax-qualified defined contribution plan. The purpose of the ERSP is to provide specified deferred compensation benefits to a select group of U.S.-based management or highly compensated employees.

Perquisites (Page 52)	• Helps to attract and retain talented executives with benefits comparable to those offered by companies with whom we compete for talent.	• The Company offers modest perquisites, and no changes were made in fiscal year 2015.

Severance Benefits (Page 52)	• Provide temporary compensation to bridge executives’ transition to new employment.	• No changes were made to severance benefits in fiscal year 2015.

Summary of Target Compensation for Named Executive Officers

A summary of the fiscal year 2015 target total direct compensation (“TDC”) of the Named Executive Officers as approved by the Compensation Committee is set forth in the table below. The compensation presented in this table differs from the compensation presented in the Summary Compensation Table, which can be found on page 56 of this Proxy Statement, and is not a substitute for such information. As required by SEC rules, the stock award and stock option columns in the Summary Compensation Table represent the grant date fair value of awards made during fiscal year 2015. The target equity values in the table below represent the target award amount approved by the Compensation Committee.

The mix of compensation elements for the Named Executive Officers is also detailed in the table below. Pay mix is more heavily weighted towards variable, performance-based compensation for the Named Executive Officers, particularly the CEO, than for non-executive officers. This is intended to ensure that the executives who are most responsible for overall performance and changes in stockholder value are held most accountable for results.

	Base Salary		Annual Cash Incentive			Annual Equity Incentive
Name	Annual Value	Fixed Cash as % of Target TDC	Cash Incentive Target as % of Base	Target Value	Cash Incentive as % of Target TDC	Target Value	Equity as % of Target TDC	Target TDC
Mr. Daly	$850,000	14%	165%	$1,402,500	23%	$3,750,000	62%	$6,002,500
Mr. Young (1)	$515,000	26%	85%	$437,750	22%	$1,050,000	52%	$2,002,750
Mr. Perry (2)	$550,000	27%	140%	$770,000	38%	$700,000	35%	$2,020,000
Mr. Gokey	$570,000	22%	130%	$741,000	28%	$1,300,000	50%	$2,611,000
Mr. Schifellite	$500,000	27%	110%	$550,000	30%	$785,000	43%	$1,835,000

(1)	Mr. Young joined the Company on June 23, 2014, and in addition to the grants reflected in the table, he also received at-hire equity grants in August 2014 pursuant to the terms of his offer letter.
(2)	Mr. Perry’s fiscal year 2015 base salary and annual target cash incentive amounts provided above reflect the full year values. His actual fiscal year 2015 base salary and cash incentive compensation was pro-rated based on his start date of September 9, 2014, as presented in the Summary Compensation Table. In addition to the grants reflected in the table, Mr. Perry also received at-hire equity grants in November 2014, as well as a special retention stock option award in February 2015. Please see the “Perry Offer Letter” section of this Proxy Statement on page 58 for a description of his offer letter, and the “Fiscal Year 2015 Long-Term Incentive Awards” section on page 51 for more information on these grants.

The chart below shows the mix of target TDC for our CEO and the other Named Executive Officers (on average) for fiscal year 2015.

Strong Stockholder Support for our Compensation Programs

Each year, the Company provides stockholders with an opportunity to cast an advisory vote on the compensation of the Company’s Named Executive Officers. At the 2014 annual meeting of stockholders, stockholders continued their strong support of our executive compensation program with over 98% of the votes cast in favor of the proposal. Based on the outcome of the annual advisory vote, and after taking into account stockholder feedback, the Compensation Committee believes that the Company’s current executive compensation program is aligned with the interests of the Company’s stockholders. Accordingly, the Compensation Committee decided to retain the core elements and pay-for-performance design of our executive compensation program for fiscal year 2015.

The Committee will continue to consider the outcome of the Company’s annual Say on Pay Proposal votes and the views of our stockholders when making future compensation decisions for the Named Executive Officers. The Company will present the Say on Pay Proposal for advisory vote on an annual basis at least until the next advisory vote on the frequency of say on pay votes (no later than the 2017 annual meeting of stockholders).

Governance and Compensation Policies and Practices

Management, with the assistance of Cook & Co., performed an annual assessment of our compensation objectives, philosophy, and forms of compensation and benefits for all Broadridge employees, including executives, to determine whether the risks arising from such policies or practices are reasonably likely to have a material adverse effect on the Company. A report summarizing the results of this assessment was reviewed and discussed with the Compensation Committee. After this review and in consultation with Cook & Co., the Committee concluded that Broadridge’s compensation program does not create risks that are reasonably likely to have a material adverse effect on the Company. For more information, please see the “Risk Assessment of Compensation Programs” section on page 24.

The Company has the following policies and practices in place to ensure that we minimize excessive risk taking and meet best practices in corporate governance:

Policy/Practice	Overview
Clawback Policy	Executive officer cash and equity incentive compensation is subject to reimbursement, if and to the extent that the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and a lower payment, award, or vesting would have occurred based upon the restated financial results.

Double-trigger on Change in Control	Our Change in Control Severance Plan has a “double-trigger,” which provides payments of cash and vesting of equity awards only upon termination of employment without cause or with good reason within three years after a change in control.

No Re-pricing or Discount Stock Options	We do not lower the exercise price, replace or cash out underwater stock options without stockholder approval, and the exercise price of our stock options is not less than 100% of the fair market value of our common stock on the date of grant.

No Dividends or Dividend Equivalents on Unearned Performance-based RSUs	Dividends or dividend equivalents are not earned or accrued by our performance-based RSUs until they vest and convert to shares of common stock.

Share Ownership and Retention and Holding Period Guidelines	To encourage equity ownership among our executive officers, we maintain share ownership guidelines based on a multiple of their salaries, which include stock retention and holding period guidelines.

No Hedging or Pledging of Stock	Our executive officers, directors, and employees are prohibited from engaging in hedging and pledging activities or short sales with respect to their Broadridge common stock.

No Excise Tax Gross-ups	We do not provide for excise tax gross-ups to executive officers in the event of a change in control of the Company.

Restrictive Covenant Agreements	We require that executives agree to be bound by a restrictive covenant agreement containing non-competition, non-solicitation and confidentiality provisions as a condition to receiving an equity grant or severance payments under the severance plan for executive officers (“Officer Severance Plan”).

Modest Perquisites	We offer only modest perquisites that are supported by business interests.

Independence of our Compensation Committee and Advisor	The Compensation Committee is comprised solely of independent directors and utilizes the services of an independent compensation consultant.

KEY ROLES AND PROCESSES FOR EXECUTIVE COMPENSATION

DECISION-MAKING

Role of the Compensation Committee

The Compensation Committee has oversight of all compensation elements provided to Broadridge’s executive officers, including those who are Named Executive Officers.

The Compensation Committee plays a significant role in the evolution of Broadridge’s executive compensation strategies and policies in order to ensure that our executive compensation program supports our long-term business strategy and enhances our performance and return to stockholders while not creating undue risk. Among its duties, the Committee determines and approves the total compensation of our CEO and approves the compensation for the remainder of our executive officers after taking into account the CEO’s recommendations including:

•	Review and approval of corporate incentive goals and objectives relevant to compensation;

•	Evaluation of the competitiveness of each executive officer’s total compensation package; and

•	Approval of any changes to the total compensation package, including, but not limited to, base salary, annual cash incentive and long-term equity incentive award opportunities.

Role of the Independent Consultant

The Compensation Committee engages Cook & Co. as its independent compensation consultant to provide compensation market analysis and insight with respect to the compensation of our executive officers. In addition, Cook & Co. gives the Compensation Committee advice regarding selection of the Peer Group companies (as defined below), market competitive compensation, executive compensation trends, and governance and regulatory updates. Cook & Co. also supplies ongoing assistance in the design and structure of the variable incentive plans, including the selection of performance metrics and the setting of performance goals.

The Compensation Committee annually reviews the independence of Cook & Co. and, in fiscal year 2015, concluded that Cook & Co. is independent and their work has not raised any conflicts of interest. Cook & Co. reports to the Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise their independence or objectivity. Please see the “Corporate Governance” section on page 21 of this Proxy Statement for additional information about the role of Cook & Co.

Role of Management

Each year our CEO makes recommendations to the Compensation Committee with respect to the base salaries, annual cash incentive awards and long-term incentive awards for executive officers, within the framework of the executive compensation program approved by the Committee and taking into account Cook & Co.’s review of market competitive compensation data on behalf of the Committee. These recommendations are based upon his assessment of each executive officer’s performance, the performance of the individual’s respective business or function, and retention considerations. The Committee considers the CEO’s recommendations in its sole discretion. Our CEO does not make recommendations that affect his own compensation.

Peer Group Selection and Market Data

The list of companies determined to be Broadridge’s peers for executive officer compensation benchmarking purposes is reviewed annually by the Compensation Committee. These companies were selected based primarily on two factors:

•	Comparable business—The peer companies operate in similar industries as the Company and have similar cost structures, business models, compensation models and global reach. Companies are generally in the same Global Industry Classification System (“GICS”) code as Broadridge and are providers of data processing and outsourcing services.

•	Size—The peer companies are within a reasonable size range, both larger and smaller than the Company. As contained in Cook and Co.’s review of the peer companies, revenue, market capitalization, operating income, total assets and number of employees are taken into account when selecting peers, with revenue being the primary measure.

The Compensation Committee, with the assistance of its independent compensation consultant, Cook & Co., determined that the following 16 companies are Broadridge’s peers for fiscal year 2015 compensation benchmarking purposes (the “Peer Group”):

• Alliance Data Systems Corp. • Convergys Corp. • CoreLogic, Inc. • DST Systems Inc. • Dun & Bradstreet Corp. • Equifax Inc. • Euronet Worldwide Inc. • Fidelity National Information Services, Inc.	• Fiserv Inc. • Global Payments Inc. • Heartland Payment Systems Inc. • Jack Henry & Associates • Paychex Inc. • Total System Services Inc. • VeriFone Holdings Inc. • Western Union Company

Lender Processing Services, Inc. and TeleTech Holdings, Inc. were removed from the Peer Group as Lender Processing Services, Inc. was acquired by Fidelity National Financial and TeleTech Holdings, Inc. had irregular compensation and equity grant practices due to its ownership structure. CoreLogic, Inc. was added to the Peer Group based on its size and comparable business model. Broadridge was at the 68th percentile for revenues and the 44th percentile on all financial measures compared with the Peer Group.

Peer Group data is considered a primary source of information for the determination of both market practices and market compensation levels for the Named Executive Officers. As there is limited data on positions other than the CEO and CFO in the Peer Group data, the Compensation Committee also reviews data from national survey sources related to general industry companies (the “General Industry Group”) size-adjusted for Broadridge’s total revenues, or in the case of the role of Mr. Schifellite, size-adjusted for the total revenues of the business he manages, when it considers the market competitiveness of Named Executive Officer compensation levels and/or market practices.

CEO Evaluation Process

The Board of Directors evaluates the performance of the CEO annually. The Board’s evaluation of Mr. Daly’s performance considers the attainment of financial, strategic, operational excellence, human capital, and client goals. Ratings by the individual directors were tabulated by a third-party service provider and an evaluation report was generated. That report was submitted to the Board for its review.

The Board of Directors concluded that Mr. Daly exceeded its overall expectations. The Compensation Committee considered this evaluation of Mr. Daly’s performance while determining his fiscal year 2015 cash incentive achievement and his fiscal year 2016 base salary and incentive compensation targets.

ELEMENTS OF EXECUTIVE COMPENSATION

Base Salary

The Compensation Committee reviews the base salaries of the Named Executive Officers in the first quarter of the Company’s fiscal year and approved the following changes for fiscal year 2015 based on the reasons set forth below, effective on September 1, 2014:

Name	Fiscal Year 2014 Base Salary	Increase	Fiscal Year 2015 Base Salary	Rationale
Richard J. Daly	$800,000	6.3%	$850,000	Salary adjustment due to Mr. Daly’s performance, tenure and to position his salary closer to the median of the Peer Group.

Timothy C. Gokey	$547,000	4.2%	$570,000	Salary adjustment due to Mr. Gokey’s strong performance.

Robert Schifellite	$474,047	5.5%	$500,000	Salary adjustment due to Mr. Schifellite’s leadership of Broadridge’s largest business unit and its resulting strong performance.

Annual Performance-Based Cash Incentive Compensation

Annual Corporate Officer Bonus Plan

Broadridge provides annual performance-based cash incentives to all of its corporate officers, including those who are Named Executive Officers, under the Corporate Officer Bonus Plan, which operates within the Omnibus Plan. The incentives are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Corporate Officer Bonus Plan is designed to reward annual performance, as measured by achievement against pre-set goals.

Certain corporate performance targets related to cash and equity incentive compensation are measured in a manner that reflects specific pre-determined adjustments to results. The Compensation Committee determines at the time it establishes the targets the types of expenses, costs and other items (such as acquisition costs and restructuring and integration costs, as well as changes in accounting rules that occur after the awards are made) that it believes should not affect the calculation of the achievement of a performance goal. Similarly, divisional performance targets typically exclude corporate allocations, costs associated with corporate initiatives, or other matters that the Committee determines should not to be considered when measuring divisional performance. The purpose of these adjustments is to ensure that the measurement of performance reflects factors that management can directly control and that payout levels are not artificially inflated or impaired by factors unrelated to the ongoing operation of the business.

Corporate Officer Bonus Plan—Fiscal Year 2015 Award Targets

After reviewing Broadridge’s fiscal year 2015 business plan and taking into account the results of the executive compensation analysis performed by Cook & Co., the Committee did not make any changes to the Named Executive Officers’ fiscal year 2015 annual cash incentive targets as a percentage of base salary.

Corporate Officer Bonus Plan—Maximum Awards Available

The Compensation Committee established that annual cash incentive awards would not be payable to the Company’s officers under the corporate officer cash incentive plan in fiscal year 2015 unless the Company’s fiscal year 2015 adjusted net earnings were at least $187 million. The Committee selected this metric because it measures annual corporate performance and is intended to provide alignment with our stockholders’ interests.

Adjusted net earnings was defined as the Company’s adjusted net earnings from continuing operations after income taxes reported in the Company’s financial statements for the 2015 fiscal year, as further adjusted to exclude the impact of all items of gain, loss, charge or expense relating to the items specified by the Compensation Committee within the first 90 days of the performance period, and as disclosed in the Company’s financial statements, footnotes to the financial statements or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Form 10-K for the fiscal year. In fiscal year 2015, there were no further adjustments made by the Compensation Committee in the scoring of this goal.

Achievement of the performance threshold goal establishes a maximum award amount that each executive officer is eligible to receive, equal to 200% of their target amount set forth below. However, the actual cash incentive award payable is determined by the Compensation Committee based on the factors described below, limited to the maximum award amount.

Broadridge’s adjusted net earnings for fiscal year 2015 exceeded $187 million; therefore, the Company achieved the required threshold to pay cash incentive awards under this plan.

Corporate Officer Bonus Plan—2015 Performance Metrics

For fiscal year 2015, the Committee determined that the annual cash incentive awards for the Named Executive Officers would be based primarily on the following three components:

•	Financial Goals (70% of total award)

•	Client Satisfaction (5% of total award)

•	Strategic and Leadership Goals (25% of total award)

Corporate Officer Bonus Plan—Financial Goals

Achievement of financial goals is the most heavily weighted factor in determining payouts for the Named Executive Officers because the Compensation Committee considers these goals to be the most relevant measures of the Company’s overall business performance for the year and aligned with the Company’s long-term growth and profitability objectives.

The Committee establishes threshold, target and maximum performance levels for each financial goal. Each level represents a different performance expectation considering factors such as the Company’s prior year performance and the Company’s operating plan growth goals.

The following financial goals are part of the scoring of annual cash incentive plans for Named Executive Officers:

Corporate Financial Goals	Definition	Reason Selected
Fee-Based Revenues	The Company’s total annual revenues from continuing operations less distribution revenues that consist primarily of postage-related fees.	• Increasing the Company’s fee-based revenues is a foundation for future growth. • The target for fiscal year 2015 was a 5.2% increase over achievement in fiscal year 2014.

Income before Taxes and Extraordinary Items	Adjusted EBT, as further adjusted to exclude the impact of extraordinary items as determined by the Compensation Committee. In fiscal year 2015, there were no further adjustments made by the Compensation Committee in the scoring of this goal.

•    EBT is one of Broadridge’s primary measures of annual corporate performance and is intended to provide alignment with our stockholders’ interests.

•    The target for fiscal year 2015 was a 10.8% increase over achievement in fiscal year 2014.

Total Recurring Revenue Closed Sales (“TRRCS”)	The total amount of recurring revenue closed sales in the fiscal year. Closed sales represent anticipated revenues for new client contracts that were signed by Broadridge during the year. A sale is considered closed when the Company has received the signed client contract. The amount of a recurring revenue closed sale is generally a reasonable estimate of the annual revenues to be generated by the closed sale excluding pass-through revenues, such as distribution revenues.

•    Setting and implementing growth strategies drives the Company’s sales performance, which in turn leads to increased future revenues.

•    The target for fiscal year 2015 was a 4.0% increase over achievement in fiscal year 2014.

The chart below details the Company’s fiscal year 2015 targets for the Corporate Financial Goals (all dollar values are in millions):

Corporate Financial Goals	Threshold (50% Payout)	Target (100% Payout)	Maximum (200% Payout)
Fee-Based Revenues	$1,598.0 (85% of Target)	$1,880.0	$2,162.0 (115% of Target)
EBT	$329.7 (70% of Target)	$471.0	$612.3 (130% of Target)
TRRCS	$91.0 (70% of Target)	$130.0	$169.0 (130% of Target)

In addition to the Corporate Financial Goals, Mr. Schifellite’s Corporate Officer Bonus Plan includes divisional goals based on the performance of the bank, broker-dealer and corporate issuer solutions business of our Investor Communication Solutions segment (“Bank/Broker/Issuer division”) because he is directly responsible for the results of the division. The Corporate Financial Goals and those of the Bank/Broker/Issuer division are given equal weight in the determination of the cash incentive awards for Mr. Schifellite.

Mr. Perry’s Corporate Officer Bonus Plan has two components, each with a target of 70% of his base salary:

•	Corporate Goals Component, which is comprised of the Corporate Financial Goals described above, as well as client satisfaction and strategic and leadership results. This component is scored in the same manner as the annual cash incentive awards of the other corporate Named Executive Officers (i.e., Messrs. Daly, Young and Gokey).

•	Sales Incentive Component, which is scored based on Broadridge’s TRRCS achievement.

The table below shows the weights of the goals making up the Named Executive Officers’ bonuses at the target levels. For Mr. Perry, this table represents the Corporate Goals Component of his bonus.

	Corporate Officers (Messrs. Daly, Young, Perry, and Gokey)	Divisional Officers (Mr. Schifellite)
Goals	Broadridge Consolidated	Broadridge Consolidated	Divisional
Fee-Based Revenues	15%	7.5%	7.5%
EBT	35%	17.5%	17.5%
TRRCS	20%	10%	10%
Client Satisfaction	5%	N/A	5%
Strategic and Leadership	25%	25%

Determination of Fiscal Year 2015 Corporate Officer Bonus Financial Goals

The charts below detail the achievement of the Broadridge Corporate Financial Goals for fiscal year 2015. Achievement of the fiscal year 2015 goals below did not include amounts derived from acquisitions that closed during the fiscal year, as the impact of the acquisitions was not included in the goals set at the beginning of the fiscal year.

Based on the goal weighting set forth above, the weighted-average score of the Corporate Financial Goals was 108.7%. All values are in millions.

As stated above, the annual cash incentive award for Mr. Schifellite includes goals based on the performance of the Bank/Broker/Issuer division. The Company has not disclosed the fee-based revenues, EBT, and TRRCS targets and ranges pertaining to the Bank/Broker/Issuer division because this information is not otherwise publicly disclosed by the Company, and the Company believes it would cause competitive harm to do so in this Proxy Statement. The Bank/Broker/Issuer division financial goals were set above last year’s achievement and the outcome was substantially uncertain at the time the goals were set. Achievement of the Bank/Broker/Issuer division goals ranged from 102.8% to 120.8% in fiscal year 2015, 113.6% to 200% in fiscal year 2014, 110.6% to 121.7% in fiscal year 2013, 77% to 91% in fiscal year 2012, and 0% to 64.5% in 2011.

Corporate Officer Bonus Plan—Client Satisfaction Goal

Broadridge conducts a client satisfaction survey for each of its major business units annually. Each year, target, threshold and stretch goals are established, with target and stretch award levels based on exceeding the prior year’s performance. The results of the client satisfaction survey are included as a component of the Corporate Officer Bonus Plan because of the importance of client retention to the achievement of Broadridge’s revenue goals.

For the Named Executive Officers, other than Mr. Schifellite, client satisfaction is the weighted-average achievement against pre-set targets in Broadridge’s client satisfaction survey of the Investor Communication Solutions and Global Technology and Operations business segments. The score for Mr. Schifellite is based solely on the performance of the Bank/Broker/Issuer division. The percentage earned by Mr. Schifellite was 200% of target, and the percentage earned by the other Named Executive Officers was 192.7% of target.

Corporate Officer Bonus Plan—Strategic and Leadership Goals

Strategic and leadership goals are developed for each executive based on each officer’s role and the strategic plan. By aligning a portion of each executive officer’s cash incentive bonus to strategic and leadership goals, the Compensation Committee reinforces their importance. The actual amount payable based on the strategic and leadership goals is determined based on the Committee’s evaluation of the degree to which each Named Executive Officer achieved his or her goals.

CEO

The following primary strategic and leadership goals were communicated to Mr. Daly by the Compensation Committee at the beginning of the fiscal year:

•	Meet established financial goals and achieve total shareholder return performance comparable to the top quartile of companies in the S&P 500

•	Drive strategic growth through new products, innovation and global expansion

•	Ensure that operations are accurate, dependable and efficient

•	Develop bench strength throughout the organization

The Compensation Committee evaluated Mr. Daly’s achievement of these strategic and leadership goals, and specifically considered the following key accomplishments, which are set forth in the CEO scorecard:

•	Mr. Daly’s very strong personal performance in leading the Company to achieve record revenues, net earnings, EPS and closed sales performance in fiscal year 2015

•	The Company’s achievement of total shareholder return comparable to the top quartile of companies in the S&P 500

•	The Company’s success in driving growth through its recent acquisitions

•	The Company’s positive stock price performance as a result of the Company’s strong operational performance

Based on these accomplishments and the Compensation Committee’s assessment of his overall performance, the Committee decided to pay Mr. Daly 130% of the target on the strategic and leadership goals portion of his cash incentive award.

Other Named Executive Officers

The strategic and leadership goals for the other Named Executive Officers were similar to the qualitative measures used by the Compensation Committee to evaluate the performance of Mr. Daly; however, they varied by Named Executive Officer. The following key accomplishments were considered in determining the achievement of the strategic and leadership goals portion of the other Named Executive Officers’ cash incentive awards:

•	The Company’s success in driving strategic growth through new acquisitions

•	The Company’s progress on its investments in three major strategic industry trends of digitization, mutualization, and data and analytics

•	The Company’s strong client revenue retention rate of 97%

Mr. Daly made a recommendation to the Compensation Committee for achievement of the strategic and leadership goals metric for each of the other executive officers which the Committee reviewed and approved in assessing the performance in relation to their strategic and leadership goals.

Fiscal Year 2015 Annual Corporate Officer Bonus Payments

The results of the annual Corporate Officer Bonus award calculations for fiscal year 2015 are as follows:

	Fiscal Year 2015 Annual Corporate Officer Bonus Targets					Fiscal Year 2015 Corporate Officer Bonus Plan Payment
Name	Base Salary		Target %		Target $	Financial % (70%)	Client Satisfaction % (5%)	Strategy and Leadership % (25%)	Earned as % of Target	Earned $
Richard J. Daly	$850,000	x	165%	=	$1,402,500	108.7%	192.7%	130%	118.2%	$1,658,000
James M. Young	$515,000	x	85%	=	$437,750	108.7%	192.7%	125%	117.0%	$511,992
Timothy C. Gokey	$570,000	x	130%	=	$741,000	108.7%	192.7%	125%	117.0%	$866,674
Robert Schifellite	$500,000	x	110%	=	$550,000	110.0%	200.0%	135%	120.8%	$664,221

Mr. Perry’s cash incentive target of 140% of his base salary is split between a Corporate Goals Component and a Sales Incentive Component. His fiscal year 2015 award is pro-rated based on when he joined the Company.

Corporate Goals Component					Sales Incentive Component			Total
Target $	Financial % (70%)	Client Satisfaction % (5%)	Strategy and Leadership % (25%)	Earned $	Target $	TRRCS % (100%)	Earned $	Earned as % of Target	Earned $
$320,833	108.7%	192.7%	125%	$375,247	$320,833	132.6%	$425,425	124.8%	$800,672

Long-Term Equity Incentive Compensation

The purpose of long-term equity incentive compensation provided under the Omnibus Plan is to align executive officer financial interests with those of stockholders, and to improve our long-term profitability and stability through the attraction and retention of superior talent.

The Company grants both stock options and performance-based RSUs to its executive officers annually to reinforce key long-term business strategies. Stock options have a 10-year term and align executive officers with stockholder interests to create long-term growth in the Broadridge stock price. Performance-based RSUs, which have a two-year performance period with EPS goals, reinforce year-over-year EPS growth. This metric was selected because it is Broadridge’s primary measure of long-term corporate profitability and is intended to provide alignment with stockholders’ interests.

Long-Term Equity Incentive Grants

Each executive officer has an annual long-term equity incentive target grant denoted in terms of a dollar value, which is allocated equally between stock options and performance-based RSUs. The Compensation Committee considers recommendations from the CEO with regard to grants of stock options and performance-based RSUs to executive officers other than himself. The Compensation Committee retains full responsibility for approval of individual grants. Details on the types of equity awards granted are provided in the table below.

Type of Equity	Approval and Grant Timing	Vesting	Terms
Stock Options	August 2014: The Compensation Committee determines target dollar value for each officer. February 2015: Stock option grants approved and awarded.	Vest 25% per year on the anniversary date of the grant, subject to continued employment with the Company.

•    The exercise price equals the common stock closing price on the date of the grant (i.e., fair market value).

•    Stock options have a 10-year term.

•    The stock option target dollar value is converted into stock options by dividing the target dollar value by the option’s fair value determined using a standard stock option valuation model under FASB ASC Topic 718 and based on a 30-day average closing price of Broadridge common stock, typically determined one week prior to the Compensation Committee meeting in February. (1)

Type of Equity	Approval and Grant Timing	Vesting	Terms
Performance-Based RSUs	August 2014: The Compensation Committee determines target dollar value for each officer and the performance criteria. October 1, 2014: Grant made.	Vest on April 1st of the calendar year following the two-year performance period, resulting in a 30-month total vesting period from date of award to date of vesting, provided the participant is employed with Broadridge on the vesting date.

•    The number of performance-based RSUs that are earned after the conclusion of a two-year performance period depends on Broadridge’s financial performance over the performance period compared to a pre-set goal.

•    For the fiscal year 2015 award, the financial metric is the average adjusted EPS performance for fiscal years 2015 and 2016. The number of shares that can be earned based on performance ranges from 0% to 150% of the total target RSUs.

•    The performance-based RSU dollar targets are converted into target RSUs based on the average closing price of Broadridge common stock in the month of August. (1)

(1)	The use of an average closing price for purposes of converting dollar value targets into shares is intended to reduce the impact of short-term stock price volatility on individual awards, thereby mitigating the risk of a windfall or impairment to the award opportunity.

Fiscal Year 2015 Long-Term Equity Incentive Target Changes

In August 2014, taking into account the review of the Peer Group market analysis completed by Cook & Co. and for the reasons described below, the Compensation Committee approved the following increases to the long-term equity incentive award targets for fiscal year 2015 for three of the Named Executive Officers:

	Long-Term Equity Incentive Target
Name	Fiscal Year 2014	Fiscal Year 2015	Rationale
Richard J. Daly	$3,000,000	$3,750,000	Reflected the positive assessment of Mr. Daly’s performance and leadership, and brings his total target direct compensation closer to the median of the Peer Group.

Timothy C. Gokey	$1,100,000	$1,300,000	Reflected Mr. Gokey’s strong performance in the role of COO.

Robert Schifellite	$ 700,000	$ 785,000	Reflected Mr. Schifellite’s strong performance as leader of Broadridge’s largest business unit.

Fiscal Year 2015 Long-Term Incentive Awards

During fiscal year 2015, the Compensation Committee approved the grant of the following annual performance-based RSUs and stock options.

Name	Stock Option Awards (#)	Stock Option Target Value ($)	RSU Award (#)	RSU Target Value ($)
Richard J. Daly	208,333	$1,875,000	45,454	$1,875,000
James M. Young (1)	58,333	$525,000	12,727	$525,000
Christopher J. Perry (2) (3)	38,888	$350,000	8,484	$350,000
Timothy C. Gokey	72,222	$650,000	15,757	$650,000
Robert Schifellite	43,611	$392,500	9,515	$392,500

(1)	Mr. Young also received at-hire equity awards of 26,260 stock options (approximate grant value of $250,000) and 14,634 time-based RSUs (approximate grant value of $600,000) in August 2014. The at-hire awards were made to replace similar awards of his former employer that he forfeited upon joining the Company.
(2)	Mr. Perry also received at-hire equity awards of 62,111 stock options (approximate grant value of $600,000) and 31,256 time-based RSUs (approximate grant value of $1,300,000) in November 2014. The at-hire awards were made to replace similar awards of his former employer that he forfeited upon joining the Company.
(3)	Mr. Perry also received a special stock option award of 188,000 stock options with a grant value of $1,930,760 for retention purposes and in recognition of the expectations of his critical role with the Company. The award was granted by the Committee on February 9, 2015, and vests 25% per year on the anniversary of the date of the grant for the following four years, provided Mr. Perry is actively employed with Broadridge on the vesting dates.

Fiscal Year 2014-2015 Performance-Based RSU Earned Awards

The goals for performance-based RSUs granted on October 1, 2013 were set and evaluated by the Compensation Committee in August 2013. Following the end of the two-year performance period, the Compensation Committee calculated that the Named Executive Officers earned 140% of the performance-based RSU target award amounts, due to the achievement of average adjusted EPS of $2.375 in fiscal years 2014 and 2015. Broadridge’s adjusted EPS achievement for fiscal years 2014 and 2015 was $2.27 and $2.48, respectively.

In scoring the achievement of the fiscal year 2014 EPS goal, the Compensation Committee adjusted the EPS result for costs associated with reorganization and restructuring programs to the extent such programs resulted in aggregate net expenses in excess of $6 million. In scoring the achievement of the fiscal year 2015 EPS goal, the Compensation Committee did not make any further adjustments. The earned RSUs will vest and convert to shares of our common stock on April 1, 2016, provided that the plan participant remains actively employed with Broadridge on the vesting date.

Financial Metric	Threshold Goal	Target Goal	Maximum Goal	Achievement	% Earned
EPS Average for Fiscal Years 2014 and 2015	$1.60 per share (50% of target)	$2.00-$2.08per share	$2.40 per share (150% of target)	$2.375	140%

Additional Benefits

Retirement Plans

Broadridge provides its Named Executive Officers with retirement benefits on the same terms as those offered to other employees generally through Broadridge’s 401(k) Plan. The 401(k) Plan allows our U.S. employees to save for retirement on a tax-deferred or Roth after-tax basis, and Broadridge makes matching contributions to the 401(k) Plan to encourage participation in this plan.

In addition, the Named Executive Officers, other than Mr. Young and Mr. Perry, participate in the Company’s Supplemental Officer Retirement Plan (“SORP”), which is a non-qualified supplemental retirement plan. The Broadridge SORP provides supplemental benefits to certain executive officers and was intended to support the objective of attracting and retaining key talent by improving the market competitiveness of our overall rewards package and tying the receipt of value to continued tenure through a defined retirement age. On January 1, 2014, the SORP was closed to new participants.

The ERSP was adopted by the Committee and implemented in fiscal year 2015 for those executives who are not participants in the SORP. The ERSP is a defined contribution restoration plan that mirrors Broadridge’s qualified 401(k) Plan. The purpose of the ERSP is to provide specified deferred compensation benefits to a select group of U.S.-based management or highly compensated employees. The ERSP allows for voluntary associate deferrals of base salary and/or cash incentive compensation and employer contributions above the qualified defined contribution compensation and deferral limitations. Participants in the SORP are eligible to defer their cash compensation under the ERSP but are not eligible for additional benefits such as Company matching under the ERSP.

Please see the “Pension Benefits” and the “Non-Qualified Deferred Compensation” tables on pages 62 and 63 in this Proxy Statement for further information regarding Broadridge’s retirement plans.

Executive Retiree Health Insurance Plan

Certain key executives, including all Named Executive Officers, who terminate employment with the Company after they have attained age 55 and have been credited with at least 10 years of service are eligible to participate in our Executive Retiree Health Insurance Plan. This plan is a post-retirement benefit plan pursuant to which the Company helps defray the health care costs of certain eligible key executive retirees and qualifying dependents until they reach the age of 65. This plan is intended to support the objective of attracting and retaining key talent by improving the market competitiveness of our overall rewards package.

Benefit Plans

Broadridge provides its Named Executive Officers with health and welfare benefits during active employment on the same terms as those offered to other employees.

Perquisites

Broadridge provides the Named Executive Officers with a Company-paid car or car allowance. In addition, the Broadridge Foundation, a charitable foundation established and funded by the Company, provides up to $10,000 per calendar year in matching of charitable contributions made to qualified tax-exempt organizations on behalf of executive officers, which is a higher amount than the standard associate match of $1,500.

These perquisites are consistent with both general industry market practice based on independent third-party executive benefit and perquisite surveys and Broadridge’s executive rewards strategy. The Compensation Committee reviewed these perquisites in fiscal year 2015 and determined that they are in line with perquisites provided by companies with which Broadridge competes for talent.

Please see the “All Other Compensation” table on page 57 of this Proxy Statement for more information regarding the perquisites provided to the Named Executive Officers.

Change in Control Severance Plan

Our Change in Control Severance Plan (the “CIC Plan”) is designed to neutralize the potential conflict our executive officers could face with a potential change in control and possible termination of employment and to facilitate our ability to attract and retain executives as we compete for talented individuals in a marketplace where such protections are commonly offered. In addition, the CIC Plan protects and enhances stockholder value by encouraging executive officers to evaluate potential transactions with independence and objectivity, ensuring continuity of management prior to and after a transaction, and ensuring that executives receive reasonable severance compensation in the event that their positions are eliminated as a result of a transaction.

All Named Executive Officers participate in the CIC Plan. The CIC Plan is a “double-trigger” plan that requires both a change in control of the Company and a subsequent qualifying termination of employment in order for the executive officer to receive any payment under the plan. Under the CIC Plan, if a participant’s employment is terminated by the Company without “cause” or by the participant for “good reason,” as those terms are defined under the CIC Plan, within a three-year period following a change in control, the participant would be eligible to receive a severance payment and certain equity awards will be accelerated.

Mr. Daly is party to a Change in Control Enhancement Agreement with the Company (the “Enhancement Agreement”) under which he is entitled to receive, on an item-by-item basis, the greater of the benefits and payments under the Enhancement Agreement and the CIC Plan.

Please see the “Potential Payments Upon a Termination or Change in Control” section on page 64 of this Proxy Statement for further information regarding Broadridge’s CIC Plan.

Officer Severance Plan

The Company maintains an Officer Severance Plan for executive officers, including the Named Executive Officers, in order to enhance recruitment and retention of senior officers who are key to our long-term success without the necessity of having separate employment agreements. The Officer Severance Plan provides for severance benefits when an executive officer is terminated without “cause” as defined in the Officer Severance Plan. Upon a qualifying termination the executive officer would be eligible to receive severance payments, and the vesting of certain equity awards will continue during the severance period. In the instance that an executive officer is due benefits or payments under both the Officer Severance Plan and the CIC Plan, the executive officer would be eligible to receive the greater of the benefits and payments and the more favorable terms and conditions determined on an item-by-item basis.

Please see the “Potential Payments Upon a Termination or Change in Control” section on page 64 of this Proxy Statement for further information regarding the Officer Severance Plan.

Employment Agreements

Broadridge does not have employment agreements in place with any Named Executive Officers. Mr. Perry joined the Company on September 9, 2014 as its Corporate Senior Vice President, Global Sales, Marketing and Client Solutions. Mr. Perry’s offer letter sets forth compensation terms and provides that employment with the Company is “at will,” which means his employment is not for any definite period of time and that either the executive or the Company can terminate employment at any time, with or without cause or notice.

Please see the “Perry Offer Letter” section of this Proxy Statement on page 58 for a more detailed description of Mr. Perry’s offer letter.

Corporate Governance Policies

Stock Ownership and Retention and Holding Period Guidelines

The Company’s stock ownership guidelines reinforce the objective of increasing equity ownership of the Company among executive officers in order to more closely align their interests with those of our stockholders. The ownership guidelines are based on each executive officer acquiring and holding a total equity value at least equal to a specified multiple of his or her annual base salary. The multiples of base salary by executive officer position are:

•	Chief Executive Officer: 6x base salary

•	Chief Financial Officer: 3x base salary

•	Chief Operating Officer: 4x base salary

•	All other Corporate Senior Vice Presidents and Corporate Vice Presidents: 2x base salary

Equity ownership that counts toward the ownership guidelines are shares owned outright, shares beneficially owned by direct family members (spouse, dependent children), and shares held in the executive’s account under a 401(k) plan or other savings plan. Unexercised stock options and unvested RSUs do not count toward satisfying the guidelines.

The Compensation Committee has also established stock retention and holding period guidelines for the executive officers. Specifically:

•	An executive officer should retain at least 50% of his or her net profit shares realized after the exercise of stock options or vesting of RSUs until the guideline ownership level is reached. Net profit shares are the shares remaining after the sale of shares to finance payment of the stock option exercise price, taxes and transaction costs owed at exercise or vesting.

•	After the guideline ownership level is met, the executive officer must continue to hold at least 50% of future net profit shares for one year.

Presently, all executive officers are in compliance with the stock retention requirement and are making progress toward meeting the ownership multiples.

Clawback Policy

The Company maintains a clawback policy that requires reimbursement by an executive officer of all or part of any bonus, incentive or equity-based compensation that is paid, awarded or vests if and to the extent that: (a) the payment, grant, or vesting was predicated upon the achievement of financial results that were subsequently the subject of a financial restatement due to material noncompliance with financial reporting requirements by the Company, and (b) a lower payment, award, or vesting would have occurred based upon the restated financial results.

Under this policy, the Company will, to the extent allowable under applicable laws, require reimbursement of any bonus, incentive or equity-based compensation previously awarded or cancel any unvested, unexercised or deferred stock awards previously granted to the executive officer in the amount by which the individual executive officer’s bonus, incentive or equity-based compensation for the relevant period exceeded the lower amount that would have been received based on the restated financial results. However, the Company will not seek to recover bonuses, incentive or equity-based compensation that was paid or had vested more than three years prior to the date the applicable restatement is disclosed.

Pre-Clearance and Insider Trading Policy and Prohibition on Hedging and Pledging

The Broadridge trading policy for the Company’s executive officers and directors provides that the Company’s executive officers and directors or their immediate family members, family trusts or other controlled entities cannot engage in any transaction in Broadridge securities (including purchases, sales, broker assisted cashless exercises of stock options and the sale of the common stock acquired pursuant to exercise of stock options) without first obtaining the approval of the Company’s General Counsel. Approval of transactions can be sought only during a defined window period when the executive officers and directors are not in possession of material non-public information about the Company. The window period is generally defined as the period of time commencing on the second day after the public release by Broadridge of its quarterly and annual earnings information and ending on the date of distribution to Broadridge’s executive officers of the “flash” financial performance results for the second month of the then current fiscal quarter, but can be closed by the Company’s General Counsel at any time if the person seeking approval is in possession of material non-public information. The Broadridge trading policy also clarifies the obligations of Broadridge’s officers, directors and employees with respect to securities law prohibitions against insider trading.

In addition, the trading policy prohibits the Company’s executive officers, directors and employees from engaging in short sales and the purchase of any financial instrument, including prepaid variable forward contracts, equity swaps, put options, collars and exchange funds, or otherwise engaging in a transaction that is designed to, or may reasonably be expected to have the effect of, hedging or offsetting any decrease in the market value of Broadridge securities, and also prohibits holding Broadridge securities in a margin account or pledging Broadridge securities as collateral for a loan.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation elements utilized by the Company.

With respect to accounting considerations, the Compensation Committee examines the accounting cost associated with equity compensation in light of requirements under FASB ASC Topic 718. Annual equity grants, including performance-based RSU and stock option grants, are made on a target value basis and then converted into a set number of RSUs and/or stock options, so as to limit the total accounting cost of the grants.

With respect to taxes, the Compensation Committee considers the impact of Section 162(m) of the Code, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to the Named Executive Officers other than the CFO, subject to certain exceptions. The annual incentive awards are intended to comply with Section 162(m) of the Code by selecting financial measures for the funding of payments under the plan only from the list of performance criteria under the stockholder approved Omnibus Plan, and approving specific performance goals and automatic adjustments within the first 90 days of the fiscal year. The annual performance-based RSU grants are intended to comply with Section 162(m) of the Code by making the vesting of all grants subject to performance conditions that are selected from the list of performance criteria under the Omnibus Plan, and approving specific multiple-year performance goals and automatic adjustments within the first 90 days of the performance period. The annual stock option grants are intended to comply with Section 162(m) of the Code by having an exercise price set equal to the fair market value of the Company’s stock on the date of grant.

In general, the Company intends that compensation paid to executive officers should be deductible for U.S. tax purposes. In certain instances, however, we may determine that it is in our best interest and that of our stockholders to have the flexibility to pay compensation that is not deductible under the limitations of Section 162(m) of the Code in order to provide a compensation package consistent with our program and objectives. We have requested and obtained stockholder approval of the Omnibus Plan so that awards under the Plan may qualify as performance-based compensation under Section 162(m) of the Code.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2015 Proxy Statement and be incorporated by reference in the 2015 Form 10-K.

Compensation Committee of the Board of Directors

Alan J. Weber, Chair

Robert N. Duelks

Maura A. Markus

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total
Richard J. Daly	2015	$841,667	$0	$1,749,979	$2,139,580	$1,658,000	$897,715	$57,076	$7,344,017
President and Chief Executive Officer	2014	$785,833	$0	$1,494,057	$1,360,457	$1,738,770	$819,319	$52,535	$6,250,531
	2013	$711,667	$0	$1,176,401	$1,215,244	$1,330,611	$934,053	$72,380	$5,417,916

James M. Young	2015	$515,000	$0	$1,053,789	$835,683	$511,992	$0	$387,810	$3,304,274
CVP and Chief Financial Officer	2014	$12,262	$500,000	$208,559	$0	$0	$0	$86,092	$806,913

Christopher J. Perry	2015	$446,346	$500,000	$1,670,185	$2,950,629	$800,672	$0	$36,482	$6,404,314
SVP, Global Sales, Marketing & Client Solutions

Timothy C. Gokey	2015	$566,167	$0	$606,645	$741,720	$866,674	$260,417	$49,999	$3,091,622
SVP and Chief Operating Officer	2014	$544,250	$0	$547,798	$498,837	$865,800	$215,444	$40,700	$2,712,569
	2013	$527,917	$0	$423,499	$437,490	$706,800	$139,286	$53,976	$2,275,708

Robert Schifellite	2015	$495,675	$0	$366,328	$447,885	$664,221	$488,478	$57,023	$2,519,610
SVP, Investor Communication Solutions	2014	$466,799	$0	$348,612	$317,436	$697,337	$404,015	$39,295	$2,271,418
	2013	$428,133	$0	$329,381	$340,268	$571,900	$256,563	$55,290	$1,960,976

(1)	Mr. Young commenced employment with the Company on June 23, 2014 and received an at-hire cash bonus upon joining the Company. Mr. Perry commenced employment with the Company on September 9, 2014 and received an at-hire cash bonus upon joining the Company. Mr. Perry’s bonus is subject to repayment if he voluntarily leaves the Company or is terminated for cause within 12 months of the payment date. The at-hire awards were made to replace similar awards of their former employers that they forfeited upon joining the Company.
(2)	Reflects performance-based RSUs granted under the Omnibus Plan. Amounts for Mr. Young and Mr. Perry include at-hire time-based RSU awards granted to replace similar awards from their previous employers that they forfeited upon joining the Company. Amounts in this column represent the aggregate grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. See Note 12, “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2015 included in the 2015 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. For the performance-based RSUs, the amounts shown reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based RSUs granted in fiscal year 2015 assuming achievement of the highest level of performance is: Mr. Daly: $2,624,969; Mr. Young: $734,984; Mr. Perry: $489,951; Mr. Gokey: $909,967; and Mr. Schifellite: $549,491.
(3)	Reflects stock options granted under the Omnibus Plan. Amounts in this column represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. Please see Note 12, “Stock-Based Compensation,” to the Company’s Consolidated Financial Statements for the fiscal year ended June 30, 2015 included in the 2015 Form 10-K, for the relevant assumptions used to determine the valuation of these awards. The fair value of each option award is estimated on the date of grant using the binomial stock option valuation method. Amounts for Mr. Young and Mr. Perry include at-hire awards granted by the Company to replace similar awards from their previous employers that they forfeited upon joining the Company. Mr. Perry’s amount also includes a special option award granted for retention purposes and in recognition of the expectations of his critical role with the Company.
(4)	Represents annual incentive cash compensation earned under the Omnibus Plan based on performance of the Named Executive Officers during the corresponding fiscal year, which was paid to the Named Executive Officers in the next following fiscal year. Mr. Perry’s award was pro-rated to reflect the portion of the fiscal year he was employed during fiscal year 2015.
(5)	Represents changes in the actuarial present value of the Named Executive Officer’s benefit under the SORP. See the “Pension Benefits Table” for a discussion of the SORP.
(6)	Please see the table below for information on the numbers that comprise the All Other Compensation column.

ALL OTHER COMPENSATION

Name	Year	Perquisites and other Personal Benefits (A)	Tax Reimbursements (B)	Company Contributions to Defined Contribution Plans (C)	Insurance Premiums (D)	Matching Charitable Contributions (E)	Relocation (F)	Total
Richard J. Daly	2015	$18,397	$1,270	$27,095	$1,564	$8,750	$0	$57,076
	2014	$16,358	$500	$22,880	$1,547	$11,250	$0	$52,535
	2013	$15,910	$500	$44,440	$1,530	$10,000	$0	$72,380

James M. Young	2015	$5,646	$175,247	$9,296	$1,319	$5,500	$190,802	$387,810
	2014	$0	$0	$0	$0	$0	$86,092	$86,092

Christopher J. Perry	2015	$17,746	$1,270	$6,435	$1,031	$10,000	$0	$36,482

Timothy C. Gokey	2015	$23,548	$1,270	$13,780	$1,401	$10,000	$0	$49,999
	2014	$15,358	$500	$13,520	$1,322	$10,000	$0	$40,700
	2013	$15,910	$500	$26,260	$1,306	$10,000	$0	$53,976

Robert Schifellite	2015	$18,397	$1,270	$26,069	$1,287	$10,000	$0	$57,023
	2014	$6,705	$500	$26,429	$1,161	$4,500	$0	$39,295
	2013	$7,212	$500	$44,434	$1,144	$2,000	$0	$55,290

(A)	For all Named Executive Officers in fiscal year 2015 other than Mr. Perry, represents actual costs to the Company of leasing automobiles used for personal travel, automobile insurance and other maintenance costs. For Mr. Perry represents a car allowance paid by the Company. For Mr. Daly, Mr. Schifellite, and Mr. Gokey (fiscal years 2013 and 2014), represents the cost of the car lease. For Mr. Daly (fiscal years 2013, 2014 and 2015), Mr. Gokey (fiscal years 2013, 2014 and 2015), Mr. Perry (fiscal year 2015) and Mr. Schifellite (fiscal years 2013, 2014 and 2015), this also includes an amount paid by the Company on behalf of their spouses who accompanied them on business travel.
(B)	For Mr. Daly, Mr. Perry, Mr. Gokey and Mr. Schifellite, represents reimbursement of taxes on amounts paid by the Company on behalf of their spouses who accompanied them on business travel. For Mr. Young (fiscal year 2015), amount includes reimbursement of the taxes on certain relocation expenses incurred during fiscal years 2014 and 2015 under the Company’s executive relocation program.
(C)	Represents vested and unvested contributions made by the Company to the 401(k) Plan on behalf of the executives. The 401(k) Plan was amended on January 1, 2013 to provide per pay period contributions. Contributions for fiscal year 2013 include the annual contribution for the 2012 plan year and per pay period contributions for the 2013 plan year.
(D)	Represents life insurance, accidental death and dismemberment and long-term disability premiums paid by the Company on behalf of the executives.
(E)	Represents Company-paid contributions made to qualified tax-exempt organizations on behalf of the Named Executive Officers under the Broadridge Director & Officer Matching Gift Program. The Company matches 100% of all contributions made by its executive officers to qualified tax-exempt organizations, up to a maximum Company contribution of $10,000 per calendar year. Amounts shown reflect total Company matching contributions in each fiscal year, and therefore may be greater than the calendar year maximum.
(F)	For Mr. Young includes reimbursement of certain relocation expenses incurred in fiscal years 2014 and 2015 under the Company’s executive relocation program for expenses including: house-hunting trips to the New York region for Mr. Young and his family, movement of physical goods, temporary housing, and the move to the New York region.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table summarizes awards made to our Named Executive Officers in fiscal year 2015. Please see the “Outstanding Equity Awards at Fiscal Year-End” table for the outstanding stock option awards and unvested stock awards held by each of the Named Executive Officers as of June 30, 2015.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Committee Award Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Richard J. Daly				$701,250	$1,402,500	$2,805,000
	10/1/2014	(4)	9/2/2014				22,727	45,454	68,181				$1,749,979
	2/9/2015	(5)	2/3/2015								208,333	50.95	$2,139,580

James M. Young				$218,875	$437,750	$875,500
	8/11/2014	(6)	8/6/2014							14,634			$563,799
	8/11/2014	(7)	8/6/2014								26,260	40.67	$236,603
	10/1/2014	(4)	9/2/2014				6,364	12,727	19,091				$489,990
	2/9/2015	(5)	2/3/2015								58,333	50.95	$599,080

Christopher J. Perry				$320,833	$641,667	$1,283,333
	10/1/2014	(4)	9/2/2014				4,242	8,484	12,726				$326,634
	11/13/2014	(8)	11/13/2014							31,256			$1,343,551
	11/13/2014	(9)	11/13/2014								62,111	45.09	$620,489
	2/9/2015	(5)	2/3/2015								38,888	50.95	$399,380
	2/9/2015	(10)	2/3/2015								188,000	50.95	$1,930,760

Timothy C. Gokey				$370,500	$741,000	$1,482,000
	10/1/2014	(4)	9/2/2014				7,879	15,757	23,636				$606,645
	2/9/2015	(5)	2/3/2015								72,222	50.95	$741,720

Robert Schifellite				$275,000	$550,000	$1,100,000
	10/1/2014	(4)	9/2/2014				4,758	9,515	14,273				$366,328
	2/9/2015	(5)	2/3/2015								43,611	50.95	$447,885

(1)	Amounts consist of the threshold, target and maximum annual cash incentive award levels. Amounts in the threshold awards column represent 50% of the target award which is the minimum performance level required for a payout of the award. Actual amounts paid to the Named Executive Officers are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table with respect to fiscal year 2015. Mr. Perry’s target was pro-rated to reflect the portion of the fiscal year he was employed during fiscal year 2015.
(2)	Amounts consist of the threshold, target and maximum performance-based RSU awards granted in fiscal year 2015 under the Omnibus Plan. Amounts in the threshold awards column represent 50% of the target award which is the minimum performance level required for a payout of the award.
(3)	These amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718, and based on the probable outcome of the performance condition in the case of performance-based RSUs. See Note 12, “Stock-Based Compensation,” to the Consolidated Financial Statements included in the 2015 Form 10-K, for a discussion of the relevant assumptions used in calculating these amounts.
(4)	Represents performance-based RSUs granted under the Omnibus Plan on October 1, 2014 that will vest and convert to Broadridge shares on April 1, 2017, provided that pre-set financial performance goals are met over the fiscal years 2015 and 2016 performance cycle. Named Executive Officers can earn from 0% to 150% of their stated RSU award amount in shares.
(5)	Represents a stock option award granted under the Omnibus Plan on February 9, 2015, that will vest ratably over the next four years on the anniversary of the date of grant.
(6)	Represents an at-hire time-based RSU award granted under the Omnibus Plan on August 11, 2014 that will vest over three years.
(7)	Represents an at-hire stock option award granted under the Omnibus Plan on August 11, 2014, that vested in full on the date of grant.
(8)	Represents an at-hire time-based RSU award granted under the Omnibus Plan on November 13, 2014 that will vest over three years.
(9)	Represents an at-hire stock option award granted under the Omnibus Plan on November 13, 2014, that vested in full on the date of grant.
(10)	Represents a special stock option award granted under the Omnibus Plan on February 9, 2015, that will vest ratably over the next four years on the anniversary of the date of grant.

Perry Offer Letter

Mr. Perry’s offer letter sets forth the terms of his compensation. The offer letter provides that his employment with the Company is “at will,” which means his employment is not for any definite period of time and that either he or the Company can terminate his employment at any time, with or without cause or notice.

Base Salary: Mr. Perry’s annual base salary is $550,000 per year.

Cash Incentive Award: Mr. Perry’s annual cash incentive award target is 140% of his base salary and is pro-rated for fiscal year 2015 based on the number of months he was employed at the Company. The incentive is made up of two components:

•	Corporate Goals Component which has a target of 70% of his base salary; and

•	Sales Incentive Component which has a target of 70% of base salary.

Long-Term Equity Incentive Compensation: Mr. Perry will receive performance-based RSUs and stock options annually based on target values that are reviewed and approved by the Compensation Committee. The Compensation Committee has approved the following long-term equity value targets for Mr. Perry starting in fiscal year 2015: $350,000 in performance-based RSUs vesting in April 2017 and $350,000 in value of stock options with standard four-year vesting provisions. Each of the foregoing equity grants for fiscal year 2015 are subject to the terms and conditions applicable to the grants made to all other executive officers of the Company.

Executive Benefits: Mr. Perry is eligible to participate in Broadridge’s employee and executive benefit programs, including the Officer Severance Plan and CIC Plan. In addition, Mr. Perry is entitled to the perquisites customarily paid to the Company’s executive officers.

In addition, pursuant to the offer letter, Mr. Perry received the following one-time at-hire awards. These awards were structured to replace similar awards he forfeited when he left his former employer to join the Company.

Cash Bonus: Mr. Perry received a cash bonus of $500,000, of which the full amount is subject to repayment if he voluntarily leaves the Company or is terminated for cause within 12 months of the payment date.

RSUs: On November 13, 2014, Mr. Perry was awarded 31,256 time-based RSUs of which 16,830 will vest on April 1, 2016 and 14,426 will vest on April 1, 2017. The value of this award was approximately $1,300,000; the number of shares awarded was determined using a 30-day average closing stock price ending the day before the Compensation Committee approval materials were distributed to the Committee.

Stock Options: On November 13, 2014, Mr. Perry was awarded 62,111 stock options that vested immediately upon grant. These options have a termination date of 10 years from the date of grant and an exercise price equal to the closing price of Broadridge common stock on the date of grant. The value of this award was approximately $600,000. The number of stock options granted was determined by dividing $600,000 by an assumed option value determined using a standard stock option valuation model under FASB ASC Topic 718 and based on a 30-day average closing price of Broadridge common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table provides information regarding outstanding stock option awards and unvested stock awards held by each of the Named Executive Officers as of June 30, 2015.

	Option Awards					Stock Awards (1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares of Stock that Have Not Vested (#)	Market Value of Shares of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested
Richard J. Daly	126,500		$21.39	2/8/2020	(2)
	126,500		$23.53	2/8/2020	(2)
	126,500		$25.67	2/8/2020	(2)
	167,901	55,968	$24.25	2/9/2022	(3)
	160,746	160,747	$22.27	2/11/2023	(4)
	41,528	124,584	$36.97	2/10/2024	(5)
		208,333	$50.95	2/9/2025	(6)
						69,192	$3,460,292	(16)
									45,454	$2,273,155	(21)
James M. Young	26,260		$40.67	8/12/2024	(7)
		58,333	$50.95	2/9/2025	(6)
						4,878	$243,949	(17)
						4,878	$243,949	(18)	12,727	$636,477	(21)
Christopher J. Perry	62,111		$45.09	11/13/2024	(8)
		38,888	$50.95	2/9/2025	(6)
		188,000	$50.95	2/9/2025	(9)
						16,830	$841,668	(19)
						14,426	$721,444	(20)	8,484	$424,285	(21)
Timothy C. Gokey	100,000		$21.94	5/12/2020	(10)
	150,000		$21.94	5/12/2020	(11)
	69,886	17,472	$22.39	2/10/2021	(12)
	74,622	24,875	$24.25	2/9/2022	(3)
	57,869	57,869	$22.27	2/11/2023	(4)
	15,227	45,681	$36.97	2/10/2024	(5)
		72,222	$50.95	2/9/2025	(6)
						25,369	$1,268,704	(16)
									15,757	$788,008	(21)
Robert Schifellite	18,100		$21.87	2/3/2018	(13)
	41,666		$18.97	2/24/2018	(14)
	41,667		$20.87	2/24/2018	(14)
	41,667		$22.76	2/24/2018	(14)
	24,916		$13.79	2/2/2019	(15)
	24,917		$15.17	2/2/2019	(15)
	24,917		$16.55	2/2/2019	(15)
	25,875		$21.39	2/8/2020	(2)
	25,875		$23.53	2/8/2020	(2)
	25,875		$25.67	2/8/2020	(2)
	44,773	14,925	$24.25	2/9/2022	(3)
	45,009	45,009	$22.27	2/11/2023	(4)
	9,689	29,070	$36.97	2/10/2024	(5)
		43,611	$50.95	2/9/2025	(6)
						16,144	$807,361	(16)
									9,515	$475,845	(21)

(1)	All stock awards were based on a June 30, 2015 common stock closing price of $50.01 per share.
(2)	Represents special stock options granted on February 8, 2010. This grant terminates 10 years from the date of grant, and vested 33.3% per year over three years, starting on the first anniversary of the date of grant.
(3)	Represents annual stock options granted on February 9, 2012. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(4)	Represents annual stock options granted on February 11, 2013. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(5)	Represents annual stock options granted on February 10, 2014. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(6)	Represents annual stock options granted on February 9, 2015. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(7)	Represents at-hire stock options granted on August 11, 2014. This grant terminates 10 years from the date of grant, and vested in full on the grant date.
(8)	Represents at-hire stock options granted on November 13, 2014. This grant terminates 10 years from the date of grant, and vested in full on the grant date.
(9)	Represents special stock options granted on February 9, 2015. This grant terminates 10 years from the date of grant, and vests 25% per year over four years, starting on the first anniversary of the date of grant.
(10)	Represents at-hire stock options granted on May 12, 2010. This grant terminates 10 years from the date of grant, and vested 50% per year over two years, starting on the first anniversary of the date of grant.
(11)	Represents at-hire stock options granted on May 12, 2010. This grant terminates 10 years from the date of grant, and vested 20% per year over five years, starting on the first anniversary of the date of grant.
(12)	Represents stock options granted on February 10, 2011. This grant terminates 10 years from the date of grant, and vests 20% per year over five years, starting on the first anniversary of the date of grant.
(13)	Represents stock options granted on February 4, 2008. This grant terminates 10 years from the date of grant, and vested 20% per year over five years, starting on the first anniversary of the date of grant.
(14)	Represents special stock options granted on February 25, 2008. This grant terminates 10 years from the date of grant, and vested 100% four months after the grant date.
(15)	Represents special stock options granted on February 2, 2009. This grant terminates 10 years from the date of grant, and vested 33.3% per year over three years, starting on the first anniversary of the date of grant.
(16)	Represents performance-based RSUs awarded on October 1, 2013. Based on achievement against pre-set financial performance goals over the fiscal years 2014 and 2015 performance cycle, 140% of target shares were earned. This RSU award will vest and convert to Broadridge shares on April 1, 2016.
(17)	Represents at-hire time-based RSUs awarded on August 11, 2014. This RSU award will vest and convert to Broadridge shares on April 1, 2016.
(18)	Represents at-hire time-based RSUs awarded on August 11, 2014. This RSU award will vest and convert to Broadridge shares on April 1, 2017.
(19)	Represents at-hire time-based RSUs awarded on November 13, 2014. This RSU award will vest and convert to Broadridge shares on April 1, 2016.
(20)	Represents at-hire time-based RSUs awarded on November 13, 2014. This RSU award will vest and convert to Broadridge shares on April 1, 2017.
(21)	Represents performance-based RSUs awarded on October 1, 2014. This RSU award will vest and convert to Broadridge shares on April 1, 2017, provided that pre-set financial performance goals are met over the fiscal years 2015 and 2016 performance cycle. The Named Executive Officers can earn from 0% to 150% of their stated RSU award amount in shares.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information regarding the number of Broadridge stock options that were exercised by Named Executive Officers and the number of RSU awards that vested during fiscal year 2015, and the value realized from the exercise or vesting of such awards.

	Stock Options (1)		Stock Awards and Restricted Stock (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard J. Daly	714,599	$19,669,091	83,001	$4,556,755
James M. Young	0	$0	4,878	$267,802
Christopher J. Perry	0	$0	0	$0
Timothy C. Gokey	0	$0	29,880	$1,640,412
Robert Schifellite	49,138	$1,667,314	23,239	$1,275,821

(1)	The shares shown acquired on exercise represent shares of our common stock. The value realized upon the exercise of stock options equals the difference between the closing price of common stock on the date of exercise and the exercise price of the stock options.
(2)	The shares acquired and the value realized on vesting reflects the vesting of RSUs for all executives. Upon the vesting of RSUs, each unit converts to a share of common stock and the value realized upon the vesting equals the number of RSUs multiplied by the closing price of common stock on the date of vesting.

PENSION BENEFITS TABLE

The following table sets forth for each Named Executive Officer certain information with respect to the Broadridge SORP which provides for pension benefits in connection with retirement. Mr. Young and Mr. Perry are not eligible to participate in this plan.

Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year($)
Richard J. Daly	21.0	$7,257,924	—
James M. Young	—	—	—
Christopher J. Perry	—	—	—
Timothy C. Gokey	4.0	$784,241	—
Robert Schifellite	14.0	$2,267,722	—

(1)	Broadridge SORP-credited service is defined as complete calendar years. Years of service recognized under the Broadridge SORP for Mr. Daly and Mr. Schifellite include credit for their years of service under ADP’s SORP (as described in more detail below). For actuarial valuation purposes, credited service is attributed through the Statement of Financial Accounting Standards measurement date.
(2)	Service credit and actuarial values are calculated as of June 30, 2015, the pension plan’s measurement date for the last fiscal year. Actuarial values are based on the Mercer modified RP-2014 base white collar mortality tables for males and females (“MRP2007”), with generational mortality improvements projected using the Mercer modified MP-2014 scale (“MMP-2007”), a 4.50% discount rate for the SORP and a normal retirement age of 65. The method of valuation to determine the liabilities presented includes discounting the value of the respective benefits, based on service accrued through the measurement date and payable at age 65, for interest and mortality with mortality not applicable prior to the commencement of benefits. The present value amounts for the SORP include the impact of the years of service credited under the ADP Supplemental Officer Retirement Plan (the “ADP SORP”), and are also net of the ADP SORP offset (as described in more detail below).

The SORP is available to executive officers of the Company hired prior to January 1, 2014. Benefits under the SORP are not subject to any maximum benefit limitations under the Code. Although benefits under the SORP are generally payable out of the general assets of the Company, the Company has established a “rabbi trust,” which is intended to provide a source of funds to be contributed by the Company to assist the Company in meeting its liabilities under the SORP.

The Broadridge SORP provides for a lifetime annuity retirement benefit payable annually equal to the product of: (a) a participant’s final five-year average compensation; (b) years of service to the Company while a participant in the SORP; (c) a multiplier which equals 2% for every year of credited service up to 20 years, plus an additional 1% for every year of service in excess of 20 years; and (d) the applicable vesting percentage. The vesting schedule for the Broadridge SORP is as follows:

Credited Service	Vesting Percentage
0-4	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

Compensation covered under the Broadridge SORP includes base salary and annual cash incentive award (paid or deferred) and is not subject to the limitations under the Code. Equity compensation is not included in the calculation of the SORP benefit. Payments are also available in other forms of actuarial equivalent annuities.

Reduced benefits are available after age 60 using an early retirement reduction of 5% for each year the benefit commences earlier than age 65. If a participant with a vested benefit terminates employment with the Company prior to reaching age 60, payment of the benefit is delayed until the participant reaches age 60. In addition, the Broadridge SORP provides: (i) a disability retirement benefit, generally calculated in the same manner as the retirement benefit, if a participant incurs a “disability” while employed by the Company; and (ii) if a participant dies, a spousal benefit equal to 50% of the benefit the participant would have been entitled to at death, provided the participant is at least 35 years old and the vested percentage is greater than 0%.

Mr. Daly and Mr. Schifellite are also credited with the service they accrued under the ADP SORP as of the date Broadridge became an independent company, or 13 and 6 years, respectively. While the net effect of this increases the accrued benefit they receive under the Broadridge SORP, the benefits are offset by the amount of their vested, accrued benefits payable under the ADP SORP. The amounts of the offset will continue to be the obligations of ADP and are as follows: $223,770 for Mr. Daly and $25,916 for Mr. Schifellite.

NON-QUALIFIED DEFERRED COMPENSATION

The ERSP was adopted by the Committee and became effective in fiscal year 2015. The first Company contributions under the ERSP will take place in fiscal year 2016 for eligible participants. The following table presents contribution, earnings and balance information under the ERSP for our Named Executive Officers for fiscal year 2015:

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard J. Daly	—	—	—	—	—
James M. Young	$12,875	—	—	—	—
Christopher J. Perry	$27,500	—	—	—	—
Timothy C. Gokey	—	—	—	—	—
Robert Schifellite	—	—	—	—	—

(1)	Represents deferral of fiscal year 2015 base salary.

The ERSP is a defined contribution restoration plan that mirrors the Company’s qualified 401(k) Plan. The purpose of the ERSP is to provide specified deferred compensation benefits to a select group of U.S.-based management or highly compensated employees. The ERSP allows for voluntary participant deferrals of up to 50% of base salary and/or up to 100% of cash incentive compensation and employer contributions above the Code’s qualified defined contribution compensation and deferral limitations. Participants in the SORP are eligible to defer their cash compensation under the ERSP but are not eligible for additional benefits such as Company contributions under the ERSP. Company contributions vest 50% after two years of service and 100% after three years of service.

The Company provides two types of contributions for eligible employees, as described below. In addition, the Company provides an additional Company contribution to executive officers who are not participants in the SORP (currently Mr. Young and Mr. Perry). Eligible employees must be employed on December 31st to receive the employer contributions for that plan year.

•	Restoration basic contribution: The Company provides a restoration basic contribution which varies from 1 to 6.25% of eligible salary and cash incentive compensation above the Code’s compensation limit based on the number of years of the eligible employee’s service. Eligible employees are not required to contribute to the ERSP in order to receive the Restoration basic contribution.

•	Restoration matching contribution: Participants who contribute the maximum contribution to the 401(k) Plan are eligible to receive a restoration matching contribution equal to $0.70 or $0.80 for every dollar deferred under the ERSP, up to 6% of eligible pay above the Code’s compensation limit based on the number of months of participation under the 401(k) Plan.

•	Additional Company contribution: executive officers who are not participants in the SORP are eligible to receive an additional Company contribution of 3% of their base salary and cash incentive amounts.

Participants may elect to enroll in the ERSP each calendar year, but once their deferral elections are made they are irrevocable for the covered year. Participants elect to receive distributions (either as a lump sum or in annual installments) of their deferrals plus any subsequent interest or investment gains upon their retirement, or on a fixed future date at least three years in the future. ERSP participants who terminate employment with the Company prior to their elected fixed distribution date receive a lump sum distribution of all deferred amounts at least six months after the termination date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL

The Company does not have any employment agreements with its Named Executive Officers that require severance payments upon termination of their employment. The Company maintains a Change in Control Severance Plan and an Officer Severance Plan under which the Named Executive Officers may be eligible for severance payments upon termination of their employment.

The following tables and footnotes quantify the treatment of compensation and value of benefits that each Named Executive Officer would receive under the Company’s compensation program upon various scenarios for termination of employment.

The tables include the amounts that the Named Executive Officers would receive under the SORP and the Executive Retiree Health Insurance Plan upon retirement on June 30, 2015, which amounts would be payable on termination of employment for any reason. Compensation amounts deferred under the ERSP have been earned and therefore are retained by the Named Executive Officers upon termination for any reason. Amounts deferred under the ERSP are not included in the following tables because they are reported in the Non-Qualified Deferred Compensation Table on page 63 of this Proxy Statement. Mr. Young and Mr. Perry are eligible to participate in the ERSP, but as of June 30, 2015, the Company had not made contributions under the ERSP.

Change in Control Severance Plan and Enhancement Agreements

The Company maintains an executive severance plan for the payment of certain benefits to executive officers, including our Named Executive Officers, upon termination of employment from Broadridge following a change in control.

The CIC Plan provides for the following severance benefits upon a termination without “cause” or for “good reason” (as defined below) within two years after a change in control (as defined below):

•	Compensation: The Named Executive Officers will receive 150% of their “current total annual compensation” (generally defined as the higher of the two most recent calendar years’ base salary amounts, plus the average annual cash incentive earned in the last two completed calendar years).

•	Stock Option Vesting: 100% vesting of all unvested stock options.

•	RSU Vesting: 100% vesting of all unvested time-based RSUs where vesting restrictions would have lapsed within two years of termination. In addition, any stock that a participant would have been entitled to receive had performance goals been achieved at target in the Company’s performance-based RSU programs will be granted to the participant.

The CIC Plan provides for the following severance benefits upon a termination of employment without cause or for good reason if the termination occurs between the second and third anniversary of a change in control:

•	Compensation: The executive officers will receive 100% of their “current total annual compensation” (as defined above).

•	Stock Option Vesting: 100% vesting of all unvested stock options that would have vested within one year after termination.

•	RSU Vesting: 100% vesting of all unvested time-based RSUs where vesting restrictions would have lapsed within one year of termination. In addition, in the case of performance-based RSUs for which the performance period has ended, all earned but unvested stock for which vesting restrictions would have lapsed within one year of termination, will vest.

In addition, the Company will reduce the severance payments and benefits to the extent specified in the CIC Plan to avoid the imposition of the excise tax under Section 4999 of the Code.

Mr. Daly entered into an Enhancement Agreement with the Company at the time of the Company’s spin-off from ADP, pursuant to which he is entitled to receive on an item-by-item basis, the greater of the benefits and payments under the Enhancement Agreement and the CIC Plan. Under the Enhancement Agreement, if a change in control occurs and Mr. Daly’s employment is terminated by the Company without “cause” or he resigns for “good reason” within two years after the change in control, he will receive a termination payment equal to 200% of his current total annual compensation (as defined above), or 150% of his current total annual compensation if the termination occurs between the second and third anniversary of the change in control.

For purposes of the CIC Plan, a “change in control” generally means: (A) the acquisition of 35% or more of the total combined voting power of the Company’s then outstanding securities; (B) the merger, consolidation or other business combination of the Company, subject to certain exceptions; or (C) the sale of all or substantially all of the Company’s assets, subject to certain exceptions.

For purposes of the CIC Plan, “cause” generally means: (A) gross negligence or willful misconduct which is materially injurious to the Company monetarily or otherwise; (B) misappropriation or fraud with regard to the Company or its assets; or (C) conviction of, or the pleading of guilty or nolo contendere to, a felony involving the assets or business of the Company.

For purposes of the CIC Plan, “good reason” generally means the occurrence of any of the following events after a change in control which is not cured within 15 days after a participant provides written notice thereof: (A) material diminution in the value and importance of a participant’s position, duties, responsibilities or authority; (B) a reduction in a participant’s aggregate compensation or benefits; or (C) a failure of any successor or assign of the Company to assume in writing the obligations under the CIC Plan.

In the instance that an executive officer is due benefits or payments under both the Officer Severance Plan and the CIC Plan, such as in the event a termination without cause occurs within three years after a change in control, the executive officer would be eligible to receive the greater of the benefits and payments and the more favorable terms and conditions determined on an item-by-item basis. See below for the details on the Officer Severance Plan.

The following table sets forth the payments which each of our Named Executive Officers would have received assuming that the employment of each Named Executive Officer was terminated by the Company on June 30, 2015 without “cause” or by the executive for “good reason” within two years following a change in control and during the third year after the change in control.

Name / Form of Compensation	Within 2 Years after a Change in Control	Between 2 and 3 Years after a Change in Control
Richard J. Daly
Cash (1)	$4,769,381	$4,002,036
Accelerated Vesting of Equity Awards (2)	$12,270,232	$11,133,654
SORP (3)	$7,653,205	$7,653,205
Health Coverage (4)	$82,000	$82,000
Total	$24,774,818	$22,870,895
James M. Young
Cash (1)	$1,210,250	$1,210,250
Accelerated Vesting of Equity Awards (2)	$1,124,375	$684,162
Total	$2,334,625	$1,894,412
Christopher J. Perry
Cash (1)	$1,466,667	$1,466,667
Accelerated Vesting of Equity Awards (2)	$1,987,397	$1,414,533
Total	$3,454,064	$2,881,200
Timothy C. Gokey
Cash (1)	$2,034,450	$1,641,300
Accelerated Vesting of Equity Awards (2)	$5,018,562	$3,424,781
SORP (3)	—	—
Total	$7,053,012	$5,066,081
Robert Schifellite
Cash (1)	$1,701,928	$1,384,619
Accelerated Vesting of Equity Awards (2)	$3,064,651	$1,949,724
SORP (3)	$2,411,466	$2,411,466
Health Coverage (4)	$181,000	$181,000
Total	$7,359,045	$5,926,809

(1)	Represents “current total compensation” as detailed above. The salaries used in the calculation for terminations between two and three years following a change in control are based on the Officer Severance Plan, as that plan provides a greater benefit. For Mr. Daly, Mr. Gokey and Mr. Schifellite, the annual incentive is the multiple of the average annual cash incentive paid in 2013 and 2014 (the last two completed calendar years) as indicated in the plan. For Mr. Young and Mr. Perry, the annual incentive reflected is their 2015 target incentive as per the Officer Severance Plan as they do not have two years of payment history.

(2)	Represents the aggregate value of all unvested stock options and performance-based RSUs vesting upon termination under the CIC Plan as detailed above, based on the June 30, 2015 common stock closing price of $50.01 per share. If Mr. Daly were to terminate between two to three years after a change in control, based on his age, he would qualify for “retirement” treatment of his outstanding equity awards, which would continue to vest for a period of time on the original vesting dates. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over.
(3)	Mr. Daly and Mr. Schifellite are 100% vested in their SORP benefits. Based on their ages, they would commence receiving annual benefits at termination of employment that are reduced by an early retirement factor until reaching the age of 65. Service credit and actuarial values are calculated as of June 30, 2015 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the Mercer MRP2007, with generational mortality improvements projected using the Mercer MMP-2007, and a 4.50% discount rate. Mr. Gokey is not yet vested in his SORP benefits as he has not met the required five years of SORP service.
(4)	Based on age and service, Mr. Daly and Mr. Schifellite are eligible for executive retiree medical benefits under the Executive Retiree Health Insurance Plan upon termination of employment with the Company until they reach age 65. Actuarial values are calculated as of June 30, 2015 (measurement date for the last fiscal year) and are based on Mercer MRP2007, with generational mortality improvements projected using the Mercer MMP-2007, and a 3.58% discount rate.

Officer Severance Plan

In the event of a termination without “cause” (as defined below) that is not within three years after a change in control, executive officers would be eligible to receive severance benefits under the Officer Severance Plan instead of the CIC Plan. Upon a qualifying termination under the Officer Severance Plan, the executive officers would be eligible to receive:

•	Continued payment of base salary of 24 months for the CEO and 18 months for the other Named Executive Officers;

•	Payment of a cash incentive award for the fiscal year of termination on the normal payment date based on actual performance, pro-rated for the Named Executive Officers other than the CEO, who is eligible for a full year’s cash incentive award; and

•	Continued vesting during the severance period of equity awards granted after the effective date of the Officer Severance Plan, with proration of performance-based restricted stock and RSUs if the termination occurs prior to the end of the performance period.

As a condition to receiving any severance payments under the Officer Severance Plan, executive officers will be required to enter into agreements that contain a general release of the Company and certain restrictive covenants, including non-competition provisions that will be in force during the severance period.

For purposes of the Officer Severance Plan, “cause” generally means: (A) conviction of, or pleading nolo contendere to, a felony; (B) willful misconduct resulting in material harm to the Company; (C) fraud, embezzlement, theft or dishonesty resulting in material harm to the Company; (D) continuing failure to perform duties after written notice; or (E) material breach of any confidentiality, non-solicitation and/or non-competition agreements.

The following table sets forth the payments which each of our Named Executive Officers would have received assuming that the employment of each Named Executive Officer was terminated by the Company on June 30, 2015 without “cause.”

Name / Form of Compensation	Involuntary Termination without Cause
Richard J. Daly
Cash (1)	$3,102,500
Accelerated Vesting of Equity Awards (2)	$11,133,654
SORP (3)	$7,653,205
Health Coverage (4)	$82,000
Total	$21,971,359
James M. Young
Cash (1)	$1,210,250
Accelerated Vesting of Equity Awards (2)	$684,162
Total	$1,894,412
Christopher J. Perry
Cash (1)	$1,466,667
Accelerated Vesting of Equity Awards (2)	$1,414,533
Total	$2,881,200
Timothy C. Gokey
Cash (1)	$1,596,000
Accelerated Vesting of Equity Awards (2)	$3,424,781
SORP (3)	—
Total	$5,020,781
Robert Schifellite
Cash (1)	$1,300,000
Accelerated Vesting of Equity Awards (2)	$1,949,724
SORP (3)	$2,411,466
Health Coverage (4)	$181,000
Total	$5,842,190

(1)	Represents base salary continuation for 24 months for Mr. Daly or 18 months for other Named Executive Officers and annual cash incentive award assuming achievement at target. For Mr. Perry, the annual incentive is pro-rated based on his hire date.
(2)	Represents the aggregate value of all unvested stock options and performance-based RSUs assuming performance at target vesting upon termination under the Officer Severance Plan as detailed above, based on the June 30, 2015 common stock closing price of $50.01 per share.
(3)	Mr. Daly and Mr. Schifellite are 100% vested in their SORP benefits. Based on their ages, they would commence receiving annual benefits at termination of employment that are reduced by an early retirement factor until reaching the age of 65. Service credit and actuarial values are calculated as of June 30, 2015 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on Mercer MRP2007, with generational mortality improvements projected using the Mercer MMP-2007, and a 4.50% discount rate. Mr. Gokey is not yet vested in his SORP benefits as he has not met the required five years of SORP service.
(4)	Based on age and service, Mr. Daly and Mr. Schifellite are eligible for executive retiree medical benefits under the Executive Retiree Health Insurance Plan upon termination of employment with the Company until they reach age 65. Actuarial values are calculated as of June 30, 2015 (measurement date for the last fiscal year) and are based on the Mercer MRP2007, with generational mortality improvements projected using the Mercer MMP-2007, and a 3.58% discount rate.

Payments Upon Other Termination of Employment Scenarios

The following table sets forth the payments which each of our Named Executive Officers would have received under various other termination scenarios under arrangements in effect on June 30, 2015.

Name / Form of Compensation	Death	Disability	Voluntary Termination or Involuntary Termination with Cause	Retirement
Richard J. Daly
Accelerated Vesting of Equity Awards (1)	$12,270,232	$12,270,232	—	$11,133,654
SORP (2)	$3,963,591	$9,017,568	$7,653,205	$7,653,205
Health Coverage (3)	—	$82,000	$82,000	$82,000
Total	$16,233,823	$21,369,800	$7,735,205	$18,868,859
James M. Young
Accelerated Vesting of Equity Awards (1)	$1,124,375	$1,124,375	—	—
Total	$1,124,375	$1,124,375	—	—
Christopher J. Perry
Accelerated Vesting of Equity Awards (1)	$1,987,397	$1,987,397	—	—
Total	$1,987,397	$1,987,397	—	—
Timothy C. Gokey
Accelerated Vesting of Equity Awards (1)	$5,018,562	$5,018,562	—	—
SORP (2)	—	$1,630,178	—	—
Total	$5,018,562	$6,648,740	—	—
Robert Schifellite
Accelerated Vesting of Equity Awards (1)	$3,064,651	$3,064,651	—	—
SORP (2)	$1,250,495	$3,962,557	$2,411,466	$2,411,466
Health Coverage (3)	—	$181,000	$181,000	$181,000
Total	$4,315,146	$7,208,208	$2,592,466	$2,592,466

(1)	Represents the aggregate value of all unvested stock options and performance-based RSUs with accelerated vesting upon termination based on the June 30, 2015 common stock closing price of $50.01 per share.

•	Death or Permanent Disability: All unvested stock options vest in full and unvested performance-based RSUs vest at target.

•	Voluntary Termination or Involuntary Termination with Cause: All unvested equity is forfeited.

•	Retirement: Awards would continue to vest for a period of time on the original vesting dates. For this purpose, “retirement” is defined as termination of employment for any reason other than “cause” for employees age 65 and over, and involuntary termination of employment without “cause” for employees age 60 and over. Mr. Daly would not qualify for retirement treatment of his awards if he were to voluntarily terminate employment or if the Company terminated his employment with “cause,” but he would qualify for retirement treatment of his awards if the Company involuntarily terminated his employment without “cause.” Mr. Young, Mr. Perry, Mr. Gokey and Mr. Schifellite are not eligible for retirement treatment of their equity awards.

(2)

Mr. Daly and Mr. Schifellite are 100% vested in their SORP benefits. Based on their ages, they would commence receiving annual benefits at termination of employment that are reduced by an early retirement factor until reaching the age of 65. Service credit and actuarial values are calculated as of June 30, 2015 (Broadridge SORP’s measurement date for the last fiscal year). Actuarial values are based on the Mercer MRP2007, with generational mortality improvements projected using the Mercer MMP-2007, and a 4.50% discount rate. In the case of Death, represents the annual benefits payable to the spouse of the deceased participant under the Broadridge SORP. The spouse of a deceased participant is assumed to be the same age as the participant and is expected to commence receiving benefits at age 60. Mr. Gokey is not yet vested in his SORP benefits as he has not met the required five years of SORP service.
(3)	Based on age and service, Mr. Daly and Mr. Schifellite are eligible for executive retiree medical benefits under the Executive Retiree Health Insurance Plan upon termination of employment due to disability, voluntary termination or retirement from the Company until they reach age 65. Actuarial values are calculated as of June 30, 2015 (measurement date for the last fiscal year) and are based on the Mercer MRP2007, with generational mortality improvements projected using the Mercer MMP-2007, and a 3.58% discount rate.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reports as follows:

The Company’s management has the primary responsibility for the Company’s financial statements and the reporting process, including disclosure controls and the system of internal control over financial reporting. The Audit Committee, in its oversight role has:

•	reviewed and discussed the annual audited financial statements as of and for the fiscal year ended June 30, 2015 with management;

•	discussed with the Company’s internal auditors and independent registered public accountants the overall scope of, and plans for, their respective audits and has met with the internal auditors and independent registered public accountants, separately and together, with and without management present, to discuss the Company’s financial reporting process and internal accounting controls in addition to other matters required to be discussed by Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), as may be modified or supplemented;

•	received from the independent registered public accountants written disclosures and the letter regarding the independence of the independent registered public accountants required by the PCAOB, and has discussed with the independent registered accountants their independence from the Company and its management;

•	an established charter outlining the practices it follows. The Audit Committee’s charter is available on the Company’s website at www.broadridge.com under the heading “Investor Relations—Corporate Governance;” and

•	procedures that require the pre-approval by the Audit Committee of all fees paid to, and all services performed by, the Company’s independent registered public accountants. The Audit Committee approves the proposed services, including the nature, type and scope of service contemplated and the related fees, to be rendered by the firm during the year. In addition, engagements may arise during the course of the year that are outside the scope of the initial services and fees approved by the Audit Committee. Any such additional engagements are approved by the Audit Committee or by the Audit Committee Chair pursuant to authority delegated by the Audit Committee. For each category of proposed service, the independent registered public accountants are required to confirm that the provision of such services does not impair their independence. Pursuant to the Sarbanes-Oxley Act of 2002, the fees and services provided as noted in the table below were authorized and approved by the Audit Committee in compliance with the pre-approval procedures described herein.

Based on the Audit Committee’s review and discussions with management and the Company’s independent registered public accountants as described in this report, the Audit Committee recommended to the Board of Directors that the audited Consolidated Financial Statements as of and for the fiscal year ended June 30, 2015, be included in the 2015 Form 10-K.

Audit Committee of the Board of Directors

Richard J. Haviland, Chair

Robert N. Duelks

Brett A. Keller

Stuart R. Levine

Maura A. Markus

Thomas J. Perna

Alan J. Weber

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors is directly responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accountants. The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accountants for the Company and its subsidiaries for the fiscal year ending June 30, 2016. In taking this action, the Audit Committee considered carefully the performance of Deloitte & Touche LLP in that capacity since its retention when we became an independent public company in 2007, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. The Audit Committee also confirms that the lead audit partner or the lead audit partner responsible for reviewing the audit for the Company’s independent registered public accountants has not performed audit services for the Company for more than five consecutive fiscal years. The current lead partner was designated in 2014.

FEES FOR SERVICES PROVIDED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Set forth below are the fees paid by the Company to its independent registered public accountants, Deloitte & Touche LLP, for the fiscal periods indicated. The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s registered public accountants. The Audit Committee pre-approved all such audit and non-audit services performed by our independent registered public accountants during the fiscal year ended June 30, 2015.

	Years ended June 30,
	2015	2014
	($ in millions)
Audit Fees (1)	$4.6	$4.3
Audit-Related Fees (2)	3.2	3.2
Tax Fees (3)	0.2	0.6
All Other Fees (4)	—	0.2

Total Fees	$8.0	$8.3

(1)	Audit Fees include professional services and expenses with respect to the audit of the Company’s Consolidated Financial Statements included in the 2015 Form 10-K as well as the audit of the Company’s internal control over financial reporting, the reviews of financial statements included in its Quarterly Reports on Form 10-Q, and services in connection with statutory and regulatory filings (including those statutory audits performed on the Company’s operations located outside of the U.S.). The Audit Fees were slightly higher than the prior fiscal year as a result of an increase in audit services due to the fiscal year 2015 acquisitions.
(2)	Audit-Related Fees include professional services with respect to reports on controls placed in operation and tests of operating effectiveness for the services the Company performs for its clients, and reviews of compliance with performance criteria established by the Company for the services the Company performs for its clients.
(3)	Tax Fees include general tax services such as a review and/or preparation of various income tax return filings and consulting services with respect to cross border transactions relating to the Company’s operations conducted outside of the U.S. The decrease in Tax Fees related to a reduction in consulting services during the fiscal year.
(4)	All Other Fees include any fees not included in the Audit, Audit-Related, or Tax Fees categories. In fiscal year 2014, these fees included services related to research and training materials.

The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accountants is in the best interest of the Company and our stockholders. Stockholder ratification is not required by the Company’s By-laws or otherwise, but as a matter of good corporate governance practices, the Board has decided to ascertain the position of the stockholders on the appointment at the Annual Meeting. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the 2015 Annual Meeting, with an opportunity to make a statement should they choose to do so, and to be available to respond to questions, as appropriate.

Required Vote

The proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accountants will require the affirmative vote of a majority of the votes cast at the 2015 Annual Meeting, in person or by proxy, and entitled to vote; provided that a quorum is present. Abstentions will be included in determining whether a quorum is present. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will have no effect on the outcome of the vote. Pursuant to NYSE regulations, brokers have discretionary voting power with respect to this proposal.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE

SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTANTS TO AUDIT THE COMPANY’S CONSOLIDATED FINANCIAL

STATEMENTS FOR THE FISCAL YEAR ENDING JUNE 30, 2016

STOCKHOLDER PROPOSALS FOR THE 2016 ANNUAL

MEETING OF STOCKHOLDERS

Proposals to be Included in 2016 Proxy Statement

Any stockholder who desires to have a proposal considered for presentation at the 2016 annual meeting of stockholders, and included in the proxy statement and form of proxy used in connection with our 2016 annual meeting, must submit the proposal in writing to our Secretary so that it is received no later than June 4, 2016. The proposal must also comply with the requirements of Rule 14a-8 under the Exchange Act.

Proxy Access Nominations to be Included in 2016 Proxy Statement

Any stockholder (or group of up to 20 stockholders) meeting the Company’s continuous ownership requirements of three percent (3%) or more of our common stock for at least three years who wishes to nominate a candidate or candidates for election in connection with our 2016 annual meeting and require the Company to include such nominees in the proxy statement and form of proxy, must submit such nomination and request no earlier than June 15, 2016 and no later than July 15, 2016.

However, if we do not hold our 2016 annual meeting between October 13, 2016 and December 12, 2016, or if we do not hold our 2015 annual meeting, notice of any director nomination must be delivered (i) not earlier than 130 days and not later than 90 days prior to our 2016 annual meeting, or (ii) no later than 10 days after the date we provide notice of the 2016 meeting to stockholders by mail or announce it publicly.

Nominations or Proposals Not Included in 2016 Proxy Statement

If a stockholder seeks to nominate a candidate for election or to propose business for consideration at our 2016 annual meeting but not have it included in our proxy statement for the 2016 annual meeting, we must receive notice of the proposal or director nomination no earlier than June 15, 2016 and no later than July 15, 2016.

However, if we do not hold our 2016 annual meeting between October 13, 2016 and December 12, 2016, or if we do not hold our 2015 annual meeting, notice of any proposal or director nomination must be delivered (i) not earlier than 130 days and not later than 90 days prior to our 2016 annual meeting, or (ii) no later than 10 days after the date we provide notice of the 2016 meeting to stockholders by mail or announce it publicly.

If we hold a special meeting of stockholders to elect directors, we must receive a stockholder’s notice of intention to introduce a nomination not less than the later of (i) 90 days nor more than 130 days prior to the special meeting, or (ii) 10 days after the date we provide notice of the special meeting to stockholders or announce it publicly.

Our By-laws contain provisions on the process by which a stockholder may nominate a director candidate, including the information required to be included in the notice of proposed nomination. If the notice is not received between these dates and does not satisfy the additional notice requirements, the notice will be considered untimely and will not be acted upon at our 2016 annual meeting.

Proxies solicited by the Board of Directors for the 2016 annual meeting of stockholders may give discretionary authority to vote on any untimely stockholder proposal or director nomination without express direction from stockholders giving such proxies.

Proposals, nominations and notices should be directed to the attention of the Company’s Secretary, 5 Dakota Drive, Lake Success, New York 11042.

Technology and Operations Solutions
Communications Solutions
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Broadridge®

Broadridge Financial Solutions, Inc.
5 Dakota Drive, Lake Success, NY 11042
+1 516 472 5400 | broadridge.com

© 2015 Broadridge Financial Solutions, Inc., Broadridge and the Broadridge logo are registered trademarks of Broadridge Financial Solutions, Inc.

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BROADRIDGE FINANCIAL SOLUTIONS, INC.

C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

P.O. BOX 1342

BRENTWOOD, NY 11717

VOTE BY INTERNET THROUGH COMPUTER OR MOBILE DEVICE BEFORE THE MEETING DATE - www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717.

VOTE BY INTERNET DURING THE MEETING -

broadridge.onlineshareholdermeeting.com

You may attend the Meeting on Thursday, November 12, 2015, at 10:00 A.M. Eastern Time via the Internet at broadridge.onlineshareholdermeeting.com and vote during the Meeting using the Control Number.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on Thursday, November 12, 2015, via the ProxyVote Confirmation link at www.proxyvote.com by entering the information that is printed in the box marked by the arrow and following the instructions on the website. Vote Confirmation is available 24 hours after your vote is received beginning October 29, 2015, with the final vote tabulation available through January 13, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M96832-P69524	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    BROADRIDGE FINANCIAL SOLUTIONS, INC.

The Board of Directors recommends a vote FOR the proposals regarding:

(1)     Election of nine nominees for membership on the Company’s Board of Directors to serve until the Annual Meeting of Stockholders in the year 2016 and until their successors are duly elected and qualified

Nominees:	For	Against	Abstain

1a. Leslie A. Brun	☐	☐	☐

1b. Richard J. Daly	☐	☐	☐

1c. Robert N. Duelks	☐	☐	☐

1d. Richard J. Haviland	☐	☐	☐

1e. Brett A. Keller	☐	☐	☐

1f. Stuart R. Levine	☐	☐	☐

1g. Maura A. Markus	☐	☐	☐

1h. Thomas J. Perna	☐	☐	☐

1i. Alan J. Weber	☐	☐	☐

		For	Against	Abstain

(2)	Advisory vote to approve the compensation of the Company’s Named Executive Officers (the Say on Pay Vote);	☐	☐	☐

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending June 30, 2016; and	☐	☐	☐

(4)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign below exactly as the name(s) appear(s) on the stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons must sign the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

October 2, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc. Our 2015 Annual Meeting will be held on Thursday, November 12, 2015, at 10:00 A.M. Eastern Time. You will be able to attend the 2015 Annual Meeting, vote and submit your questions during the meeting via the Internet by visiting broadridge.onlineshareholdermeeting.com.

It is important that your shares are voted. Please specify your choices by marking the appropriate boxes on the proxy form on the reverse side, and date, sign and return your proxy form in the enclosed, postage-paid return envelope as promptly as possible. Alternatively, you may vote by the Internet or telephone, as described on the reverse side. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendation of the Company’s Board of Directors.

We will discuss the business of the Company during the meeting. I welcome your comments and suggestions and we will provide time during the meeting for questions submitted by stockholders via the Internet. I am very much looking forward to our 2015 Annual Meeting of Stockholders.

Sincerely,

Richard J. Daly
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice and Proxy Statement and 2015 Annual Report are available at www.proxyvote.com.

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M96833-P69524

Proxy

This proxy is solicited on behalf of the Board of Directors

Properly executed proxies received by the day before the meeting date will be voted as marked and, if not marked, will be voted FOR the election of the nominees listed in the accompanying Proxy Statement and FOR proposals (2) and (3) as stated on the reverse side, and as determined by the appointed attorneys or proxies with respect to other matters that may properly come before the meeting.

The undersigned hereby appoints Richard J. Daly and Timothy C. Gokey, and each of them, attorneys and proxies with full power of substitution, in the name, place and stead of the undersigned, to vote as proxy at the 2015 Annual Meeting of Stockholders of Broadridge Financial Solutions, Inc., to be held via the Internet at broadridge.onlineshareholdermeeting.com on Thursday, November 12, 2015, at 10:00 A.M. Eastern Time, or at any adjournment or adjournments thereof, according to the number of votes that the undersigned would be entitled to cast if personally present.

If shares of Broadridge Financial Solutions, Inc. common stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of Broadridge Financial Solutions, Inc. common stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

Either of said attorneys and proxies or substitutes, who shall be present at such meeting or at any adjournment or adjournments thereof, shall have all the powers granted to such attorneys and proxies.

Please date, sign and mail the proxy promptly in the self-addressed return envelope which requires no postage if mailed in the United States. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners should sign. Alternatively, you may vote by phone or the Internet, as described in the instructions on the reverse side.